UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No.2 to FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 21, 2006

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
(Formerly Online Processing, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	333-69270	22-3774845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 TH Floor, Building 64, Jinlong Industry District Majialong
Nanshan District, Shenzhen, PRC
Post Code: 518052
(Address of principal executive offices (zip code))

86-755-2655-3580
(Registrant's telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement	3
Item 2.01	Completion of Acquisition or Disposition of Assets	3
Item 5.01	Changes in Control of Registrant Item	3
Item 5.06	Change in Shell Company Status	3
	Business	5
	Risk Factors	18
	Financial Information	35
	Management’s Discussion and Analysis	38
	Properties	50
	Security Ownership of Certain Beneficial Owners and Management	51
	Directors and Executive Officers	53
	Executive Compensation	56
	Certain Relationships and Related Transactions	60
	Legal Proceedings	64
	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	64
	Recent Sales of Unregistered Securities	66
	Description of Registrant’s Securities to be Registered	67
	Indemnification of Directors and Officers	69
	Financial Statements and Supplementary Data	69
	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	69
Item 9.01	Financial Statements and exhibits	70

The Form 8-K filed on March 21, 2006 is amended to:

•
describe in the “Management’s Discussion and Analysis” section the terms of our sales arrangements, including how those terms are documented, customer acceptance provisions, return policies and post shipment obligations, and the terms and conditions of the 6 million shares of common stock to be issued as incentive shares to certain individuals based on earnings target;

•
specify in the “Certain Relationships and Related Transactions” section the roll forward details of amounts due from/to related parties and revise the disclosure regarding management’s indebtedness; and

•
revise the audited financial statements for Diguang International Holdings Limited for the fiscal years ending December 31, 2003, 2004 and 2005 under “Item 9.01 Financial Statements and Exhibits”, including:

•	Note 5 regarding the dividend distribution and obligation of $2,078,744 arising from Yi Song’s and Hong Song’s acquisition of Diguang Electronics;
•	Consolidated statements of cash flows on page F-6 to include changes of rental payable in the operating activities section
•	Note 7 on page F-7 to clarify the ownership of Diguang Electronics by the three entities;
•
Note 13 to explain (a) how dividends have been used to offset outstanding amounts from stockholders, (b) financing items “Due to related parties” and (c) roll forwards of the amounts due to and from related parties for 2004 and 2005.

Section 1 -- Registrant’s Business and Operations Item 1.01: Entry into a material Definitive Agreement

Section 2 -- Financial Information
Item 2.01: Completion of Acquisition or Disposition of Assets

Section 5 - Corporate Governance and Management
Item 5.01: Changes in Control of Registrant Item
Item 5.06: Change in Shell Company Status
FORWARD-LOOKING STATEMENTS

This filing contains certain forward-looking statements. When used in this filing or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” "may," "project," "plan" or "continue," and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this filing are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this filing might not occur.  We qualify any and all of our forward-looking statements entirely by these cautionary factors.  As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

DESCRIPTION OF THE AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

We filed a current report on Form 8-K on January 17, 2006 to disclose our entry into a definitive Share Exchange Agreement to acquire Diguang International Holdings Limited, “Diguang”, a British Virgin Islands company with operating subsidiaries in the People’s Republic of China, Hong Kong and the British Virgin Islands.

The Share Exchange Agreement, which was filed as an exhibit to the 8-K, was amended and restated as of March, 17, 2006 to reflect a change in the structure of the transaction, principally the decision to leave Online domiciled in Nevada rather than converting it to a British Virgin Islands corporation.  Reference to the Share Exchange Agreement in this Current Report is to the Share Exchange Agreement as so amended and restated.

The transactions contemplated by the Share Exchange Agreement closed on March 17, 2006.  As a result, Diguang became our wholly owned subsidiary, and we changed our name from Online Processing, Inc. to Diguang International Development Co., Ltd., “Diguang Development” or the “Company” or “we” or “our”.  Pursuant to the name change, we have a new OTCBB trading symbol, DGNG, which we disclosed in a Form 8-KA filed on March 6, 2006.

As noted, management for both Online and Diguang decided that it was in our best interest to remain a Nevada corporation. Therefore, Diguang, Online and Diguang’s shareholders agreed to amend the Share Exchange Agreement to eliminate as a closing condition that Online redomicile to the British Virgin Islands.   Accordingly, Online’s Articles of Incorporation and Bylaws, as amended, not the Association and Memorandum of Association that were attached as an exhibit to the January 17, 2006 Form 8-K, will govern us.    Our Articles of Incorporation, as amended, are attached as an exhibit to this filing.

On March 17, 2006, we accepted subscriptions from 91 accredited investors to acquire 2,400,000 shares of Online’s common stock through a private offering at a per share price of $5.00, generating gross proceeds of $12,000,000.  This private equity financing was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Securities Act of 1933, as amended for issuances not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

In addition to removing the closing condition that Online convert to a British Virgin Islands company, the parties also modified the Share Exchange Agreement to provide for the assumption of an option plan adopted by Diguang prior to the closing of the Share Exchange.  Diguang has issued options under that plan equivalent to approximately 540,000 shares of Online’s stock to Diguang’s independent directors and certain members of its management.  This varied from the information regarding an option plan disclosed in the Current Report on 8-K filed on January 17, 2006, which stated that an option plan would be adopted by Online after closing, would reserve 1,500,000 shares for issuance under the plan and that no options would be issued prior to eighteen months following closing without the consent of the member of the Board of Directors not appointed by Diguang.  The limit on options to be issued of 1,500,000 remains in place, so that under the assumed plan approximately 960,000 shares remain available for future issuance, and the grant of any of those options prior to 18 months following the closing of the share exchange remains subject to the consent of the member of the board of directors not appointed by Diguang.

The parties had intended to increase the authorized stock of Online to 50,000,000 shares as part of the process of converting to a British Virgin Islands corporation.  This increase was needed to provide for the issuance of additional stock compensation to certain of Diguang’s shareholders in the event that the Company achieves certain after-tax earnings objectives for the fiscal years 2006 through 2009.  As the conversion to a British Virgin Islands corporation will not take place, we amended our certificate of incorporation to increase our authorized capital from 25,000,000 to 50,000,000 shares of common stock, thus satisfying that requirement of the Share Exchange Agreement.  The Share Exchange Agreement was also revised to require the parties to provide audited financial statements as of December 31, 2005, rather than audited financial statements as of December 31, 2004 and reviewed statements as of June 30, 2005.  The Share Exchange Agreement is attached as an exhibit to this filing.

In the Share Exchange, Online acquired all of Diguang’s issued and outstanding shares of common stock in exchange for 18,250,000 shares of Online’s common stock.  Prior to that, Online effected a 3 for 5 reverse stock split, information regarding which was provided in Online’s January 17, 2006 Form 8-K and its Current Reports on Form 8-K filed on February 15, 2006 and February 24, 2006, and 4,967,940 shares of Online stock standing in the name of Terri Wonderly were cancelled.  As a result of all of the foregoing and the issuance of 2,400,000 shares in the Offering, we now have 22,593,000 shares of common stock issued and outstanding.  Of that amount, Diguang’s former shareholders own 80.8%, with the balance held by those who held Online’s shares prior to the Share Exchange and the investors in the Offering.   As a result of the Share Exchange, Diguang’s former shareholders obtained control of Diguang Development, and Diguang’s officers and directors were appointed as Diguang Developments’ officers and directors; and the directors and officers of Online before the Share Exchange resigned.

Purchase Option Agreement

On April 21, 2006, we entered into a Purchase Option Agreement (“Option Agreement”) with Sino Olympics Industrial Limited (“Sino Olympics”), a British Virgin Islands corporation, Shenzhen Diguang Electronics Co., Ltd., a Peoples Republic of China (“PRC”) company, and Messrs. Song Yi and Song Hong (“the Songs”), both residents of PRC.

Sino Olympics, which is wholly owned by the Songs, currently as a 32.5% equity interest in North Diamond International Co., Ltd. (“North Diamond”), a British Virgin Islands corporation, which has established a wholly owned company in the PRC about to begin the production of backlight products. Sino Olympics has an option to acquire an additional 32.5% interest in North Diamond common stock from another stockholder at an exercise price of $1 per share, which is equivalent to a total purchase price of $487,500.

Under the Option Agreement, we have the right to purchase from Sino Olympics its entire equity interest in North Diamond, including the option to acquire the additional 32.5% ownership, for a period of one year from the date of the Option Agreement. The consideration to be paid for the exercise of the option is the amount that Sino Olympics paid for its interest, plus interest at the rate of 6% per annum, plus the assumption of any remaining obligation of Sino Olympics to contribute registered capital to North Diamond.

In consideration for the Sino Olympics’s entry into the Option Agreement, we and Shenzhen Diguang Electronics Co., Ltd. have agreed to allow the Songs to devote such time and attention to the business of North Diamond as they deem appropriate, subject to the oversight of the independent members of our board of directors.

DESCRIPTION OF THE BUSINESS

(a) General Development of Business Prior to the Share Exchange

Online was organized under the laws of Nevada in 2000 as Online Processing, Inc.  Online’s initial business was to provide Internet-based mortgage processing for mortgage brokers.  Online was never able to achieve profitability in that business, so it began searching for operating companies to acquire to increase shareholder value. On February 28, 2003, through a share exchange, Online acquired 100% of the issued and outstanding stock of Communication Field Services, Inc., a company incorporated in Nevada on September 19, 2002 engaged in the business of providing installation, maintenance and servicing of communication technologies.  As a result of that transaction, CFS became Online’s wholly-owned subsidiary and CFS’ shareholders acquired a majority of Online’s voting stock.  During January, February and March, 2003, CFS managed the installation of wireless networks for telecommunication service providers. Its operations were focused in the State of California.  In March 2003, Online decided to cease commercial operations of CFS due to Online’s inability to secure funding needed to operate the business of CFS.  Thereafter Online began the process of reviewing new business opportunities with the intention to maximize shareholders' interest, looking for a merger or acquisition candidate for possible business acquisitions in North America and internationally.

On June 24, 2003, Roger Henley resigned as Online’s Chief Executive Officer, President, Chief Financial Officer and a member of its board of directors.  Mr. Henley chose to pursue other interests because Online had ceased operations of CFS.  Online’s Board of Directors  designated  Peter Bowthorpe as the Chief Executive Officer and Chief Financial Officer and tasked  him with  locating  and  reviewing  several  new business opportunities to maximize shareholders’ interest, including possible business acquisitions in North America and internationally. As part of this process, Online began negotiating a purchase of CFS by Roger Henley, so that it could pursue other opportunities.  On January 21, 2004, Online agreed to sell all of the stock of CFS to Roger Henley, in consideration for 2,934,000 of the 3,260,000 shares of Online’s common stock, which Mr. Henley owned.

On January 21, 2004, Online also accepted the resignation of Peter Bowthorpe as its Chief Executive Officer, President and Chief Financial Officer and as a member of its board of directors, effective immediately. In conjunction with the sale of CFS, Mr. Bowthrope chose to pursue other interests. Online’s board of directors designated Terri Wonderly, as its Chief Executive Officer and Chief Financial Officer.   On July 6, 2004, Online’s board of directors was expanded to two members, and the Board elected Michael Kamps as the additional director.

On July 9, 2004, Terri Wonderly exercised her right to require Online to repurchase 410,000 shares of its common stock from her for $250,000, pursuant to that certain option agreement dated February 28, 2003, between herself and Online.   Since Online did not have sufficient funds available to honor its obligations under the Option Agreement, it informed Ms. Wonderly of its default. Payment of Online’s obligations under the Option Agreement was secured by the shares of certain of its shareholders who had received shares pursuant to Online’s share exchange with CFS also on February 28, 2003. Under the terms of a Stock Pledge Agreement dated February 28, 2003 and amended on January 21, 2004, between these "Pledgors" and Ms. Wonderly, Online’s inability to purchase Ms. Wonderly’s shares pursuant to the Option Agreement constituted an event of default.  In the event of a default by Online under the Option Agreement, Ms. Wonderly was entitled to receive all of the Pledgors.    As a result of the transfer of the pledged stock, Ms.  Wonderly came to own 8,281,000, 84.67%, of the 9,779,900 shares of Online then outstanding.

On September 5, 2005, Online issued 1,333,333 shares of its common stock, 800,000 on a post-Reverse Split basis, to Chardan Capital, LLC, pursuant to a consulting agreement, in exchange for Chardan’s consulting services provided to Online.  The fair value of these shares was approximately $532,000 at a price of $0.40 per share, which was the market price on that day.  Pursuant to the signed consulting agreement, Chardan agreed to paid cash of $1,333.33 for those shares.  All of the shares are subject to Online’s right to repurchase them for the same amount Chardan paid in cash to acquire the stock if Online consummates a business combination with an operating company that Chardan did not introduce to Online.  Online acknowledges that Chardan introduced Diguang to Online.  Upon the filing of the resale registration statement required under the terms of the Share Exchange and in the registration rights agreement in connection with the Offering, that right of repurchase will expire, and none of the restricted shares issued to Chardan are subject to repurchase.  The issuance of this stock was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as being issued in a private transaction involving fewer than 35 persons.

Pursuant to the placement agent agreement that Online entered into in September 2005 in connection with the Offering, Online issued an aggregate of 405,000 shares of its common stock, 243,000 on a post-reverse split basis, in exchange for the placement service provided by two placement agents.  The fair value of these shares at the issuance date, December 21, 2005, was approximately $1,117,395 at a price of $2.76 per share, which was the market price on that day.  Pursuant to the signed placement agent agreement, the placement agents agreed to pay for those shares cash of $405.  The issuance of this stock was exempt from the registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

(b)  The Acquisition of Diguang

On January 10, 2006, we entered into a share exchange agreement to acquire all of the issued and outstanding shares of the stock of Diguang in exchange for 18,250,000 shares of our common stock.  In connection with the Share Exchange, we agreed to change our name to Diguang International Development Co., Ltd.  We also effected a 3-for-5 reverse split of our outstanding stock, which reduced the shares issued and outstanding from 11,518,233 to 6,910,940, and Terri Wonderly, our CEO, returned to us for cancellation 4,967,940 of our common stock that she owned.  As a result, the total outstanding shares of common stock immediately prior to the Share Exchange were 1,943,000.  Taking into account the shares issued in the Share Exchange and the Offering, we now have 22,593,000 shares of common stock issued and outstanding, 18,250,000 of which are owned by Diguang’s former shareholders, with the balance being held by a combination of Online’s shareholders prior to the Share Exchange and the investors in the Offering.

The Share Exchange is regarded as a reverse merger, since Diguang’s former shareholders obtained control of Online.  As a result Diguang is considered to be the acquirer for accounting purposes.  Also as a result of the Share Exchange, we ceased being a shell company.

Online now owns 100% of the issued and outstanding stock of Diguang, which was incorporated in the British Virgin Islands on July 27, 2004 to hold the equity interest in the following entities:

•    Shenzhen Diguang Electronics Co., Ltd., a China based entity, “Diguang Electronics”;
•    Well Planner Limited, a Hong Kong based entity, “Well Planner”; and
•    Diguang Science and Technology (HK) Limited, a British Virgin Islands based entity, “Diguang Technology”.

These three companies, Diguang Electronics, Well Planner and Diguang Technology, together comprise all of Diguang’s subsidiaries.

The address of our executive and administrative offices is 8th Floor, Building 64, Jinlong Industry District Majialong, Nanshan District, Shenzhen, PRC.  Our telephone number is 86-755-2655-3580.

Commencing January 2005 and until March 17, 2006, Diguang was 100% owned by Sino Olympics Industrial Limited, a British Virgin Island company that is owned by Song Yi and Song Hong, two of our directors and officers as of the close of the Share Exchange.  On March 17, 2006, in a private transaction, five accredited investors acquired a total of 876,941, 6.85%, of Diguang’s shares from Sino Olympics Industrial Limited for US$5,000,000, approximately $5.70 per share.  Those five shareholders and Sino Olympics Industrial Limited were the only shareholders of Diguang at the date of the Share Exchange.

Diguang Electronics is the principal operating subsidiary of Diguang.  Diguang Electronics was established as an equity joint venture in Shenzhen under the laws of China on January 9, 1996 with original registered capital of RMB 1,380,000, ~$170,160 at an exchange rate of 8.11 RMB per dollar, and an operating life of 20 years starting on that date.  Diguang Electronics was originally owned by three corporate entities, Shenzhen Diguang Engine & Equipment Co., Ltd., 13.8%; Shenzhen Jingfang Machinery & Electric Co., Ltd., 39%; and Cinema Systems Inc., 47.2%, a United States entity.

On July 22, 2003, Shenzhen Diguang Engine & Equipment bought out Shenzhen Jingfang Machinery & Electric’s equity interest at its carrying value.   Diguang Electronics’ management increased the registered capital to RMB5 million (~$616,000) by transferring retained earnings into capital. Well Planner invested $142,000 of the approximately $616,000, giving it a 23.4% interest in this equity joint venture.  After changing the registration with the State Administration Bureau of Industry and Commerce, two Chinese citizens, Song Yi and Song Hong, became the owner of this equity joint venture on August 14 2003.

Diguang Electronics designs, develops and manufactures LED and CCFL backlight units.  These backlight units, as more fully described in the Narrative Description of Business Section, are essential components used in illuminating display panels such as TFT-LCD and color STN-LCD panels.  These display panels are used in products such as mobile phones, PDAs, digital cameras, computers or television displays and other household and industrial electronic devices.  Diguang Electronics’ customers are located in both China and overseas.  Diguang Electronics’ address is 8th Floor, Building 64, Jinlong Industry District Majialong, Nanshan District, Shenzhen, PRC.

Well Planner was established under the laws of Hong Kong, Special Administrative Region on April 20, 2001.  Originally owned directly by Song Yi and Song Hong, it is now a wholly-owned subsidiary of Diguang as a result of a reorganization of the Songs’ ownership interests in Diguang and the Diguang subsidiaries in June 2005.  Well Planner’s principal business is custom forwarding of Diguang Electronics’ products, which assists Diguang Electronics in meeting export and import requirements that apply to the international sale of its products and the importation into China of raw materials that Diguang Electronics uses in its manufacturing operations.   Well Planner performs these services under a service agreement that provides for a service fee of not less than 2% of the goods Well Planner has handled for Diguang Electronics.  However, Well Planner’s only customer is Diguang Technology, making Well Planner essential a pass-through entity.  Well Planner’s address is 10/F, 579 Nathan Road, Mongkok, Kowloon, Hong Kong SAR.

Diguang Technology was established under the laws of British Virgin Islands on August 28,   2003.  Originally owned directly by Song Yi and Song Hong, it is now a wholly-owned subsidiary of Diguang as a result of a reorganization of the Songs’ ownership interests in Diguang and the Diguang subsidiaries in June 2005.  The business predecessor of Diguang Technology was an unlimited liability company named Diguang Electronics (Hong Kong) Co., which was established under Hong Kong laws on October 12, 1998, also owned directly by Song Yi and Song Hong.  Diguang Electronics (HK) was engaged in the business of distributing Diguang Electronics’ products and purchasing electronic components and raw materials for Diguang Electronics’ operations in international markets.  On October 31, 2003, all of the substantial business operations of Diguang Electronics (HK) were transferred to Cheer Top Capital Limited, a company incorporated in the British Virgin Islands that was acquired by the Songs for the purpose of basing those operations in the British Virgin Islands.  In June 2004 the name was changed to Diguang Science and Technology (HK) Limited.  After businesses were transferred, a dividend of approximately $2.65 million was distributed.  Diguang Technology’s address is Commonwealth Trust Limited, Drake Chambers, Tortola, British Virgin Islands.

Under a reorganization agreement entered on June 15, 2005, the owners of Diguang’s subsidiaries transferred their collective 100% equity interest in those three entities to Diguang in exchange for a 100% equity interest in Diguang.  Being a receiving entity under common control, Diguang recorded all the assets and liabilities transferred at their carrying amounts in the accounts of the three respective entities at the date of transfer under the guidance of SFAS No. 141, Appendix D.  The effective date for this reorganization was June 30, 2005. Prior to June 30, 2005, Diguang did not have any operations.  As a result of the reorganization described in the first sentence of this paragraph, Diguang became the 100% owner of Diguang’s subsidiaries, and the consolidated financial statements of Diguang and Diguang’s subsidiaries became Diguang’s historical financial statements.

Diguang has been conducting operations in only one business segment, hence, there is only a segment disclosure requirement based on geographical locations in which the three subsidiary entities operate.

Diguang Electronics has approximately 1,180 employees and is headquartered in Shenzhen, China, with additional offices and its backlight manufacturing operations in Dongguan, China.  Our other subsidiaries only employ a few employees.

Historically, Diguang’s capital expenditures have included the purchase of production equipment, office equipment and leasehold improvements, all within the PRC. In connection with the expansion and ramp-up of our PRC production capability and capacity, we incurred capital expenditures of $0.18 million, $0.16 million, and $1.9 million in 2003, 2004, and 2005, respectively. We depreciate our production equipment and office equipment on a straight-line basis over an estimated useful life of five to ten years.

Currently, Diguang does not have any capital expenditures or divestitures in progress.

Additional capital expenditures are being considered and may be made if the demand for our products justifies doing so.

(b) Financial Information About Segments & Geographic Areas

Total revenues by category of activity and geographic market

We currently operate only in one business segment and generate revenues only from the sale of LED backlights for LCD TV.  Since our major production base is in China, and since export revenue and net income in overseas entities accounted for a significant portion of total consolidated revenue and net income, management believes that the following table presents useful information for measuring business performance, financing needs, and preparing our corporate budget, among other things.

	Years Ended December 31,
	2003	2004	2005

Sales to China domestic customers	$3,085,706	$4,667,219	$4,921,563
Sales to overseas customers	3,070,702	19,816,003	30,726,555

	$6,156,408	$24,483,222	$35,648,118

Financial Information about Geographic Areas
During 2003, 2004 and 2005, we derived $3,085,706, $4,667,219 and $4,921,563 respectively, of our revenues from external customers in China (excluding Hong Kong), the domicile of our principal operating subsidiary, Diguang Electronics.

Revenues from customers outside of China for 2003, 2004 and 2005 totaled $3,070,702, $19,816,003 and $30,726,555, respectively.   We attribute sales to individual foreign countries based on the destination to which we ship the products.

Virtually all of our long-lived assets are held by Diguang Electronics in China.

There are certain risks associated with the concentration of our operations in China.  These include currency risks and political risks.  See Risk Factors, below.  Until recently, the Chinese government pegged its currency, the renminbi (RMB) to the United States dollar, adjusting the relative value only slightly and on infrequent occasion.  Many people viewed this practice as leading to a substantial undervaluation of the RMB relative to the dollar and other major currencies, providing China with a competitive advantage in international trade.  China now allows the RMB to float to a limited degree against a basket of major international currencies, including the dollar, the euro and the Japanese yen.  This change in policy produced an initial revaluation of the RMB of about 2%.

This 2% increase in the value of the RMB is not expected to produce a material effect on our business or our financial performance.  However, if the Chinese government allows significant further revaluations of the RMB in the near future, it could have adverse consequences on our ability to compete internationally.  In particular, such a revaluation would make our products relatively more expensive in markets outside of China than before the revaluation, representing about 86% of our product revenues, including those from Hong Kong, which could slow or eliminate our anticipated growth.

Offsetting this risk to some degree is the fact that if further revaluation of the RMB does occur, it will result in an increase to our profits when stated in dollar terms for a given level of profit in RMB.  It is difficult to tell which of these effects, if either will be more significant, and therefore we cannot know whether the revaluation of the RMB would have an overall negative or positive effect on the value of our business.

From a political standpoint, only recently has China moved away from a centrally planned economy toward a market driven economy.  It is not possible to predict how rapidly the move to a market economy will continue, or if it will continue at all or even reverse.  Similarly, the government has recently been encouraging the development and growth of privately owned enterprises.  Both of those political trends have benefited our expansion.  Should the government modify or reverse those policies, it could prove detrimental to us.

Additionally, China has historically been indifferent to the enforcement of intellectual property rights, on which we currently depend and expect to continue to depend to a significant degree.  As a condition to its admission to the World Trade Organization, China committed to improve the enforcement of intellectual property rights, and there is evidence to show that it has done so, including increased prosecutions of intellectual property pirates.  Should China reverse that policy, it could be detrimental to our business prospects due to our Chinese competitors’ infringement on our intellectual property. It is not yet clear to us whether our three-year geographic financial information is indicative of our current or future operations, particularly with regard to our sources of revenues.  Several factors make it difficult to tell whether we will derive more or less of our revenues from countries other than China going forward.  This includes our rapid growth, the anticipated rapid rate of growth of businesses in China that make products incorporating our backlight products and our development of larger backlights.  However, we do not anticipate a material effect on our business if a shift in the geographic distribution of our sales occurs.

(c) Narrative Description of Business

Prior to entering into the memorandum of understanding with Diguang, Online had not had any operations since March 2003.  As a result of the Share Exchange, the operations of Diguang’s subsidiaries became our principal operations, and therefore all of the information provided below relates to the operations of Diguang’s subsidiaries.

We specialize in the design, production and distribution of small to medium-sized Light Emitting Diode (“LED”) and Cold Cathode Fluorescent Lamp (“CCFL”) backlights for various Thin Film Transistor Liquid Crystal Displays (“TFT-LCD”) and Super-Twisted Nematic Liquid Crystal Display (“STN-LCD”), Twisted Nematic Liquid Crystal Display (“TN-LCD”), and Mono LCDs, (taken together, these applications are referred to as “LCD” applications).  Those applications include color displays for cell phones, car televisions and navigation systems, digital cameras, televisions, computer displays, camcorders, PDAs and DVDs, CD and MP3/MP4 players, appliance displays and the like.

We conduct that business principally through the operations of Diguang Electronics.  Diguang Electronics has approximately 1,180 full-time employees, although the figure changes from time to time as production demands require and is headquartered in Shenzhen, China, with additional offices and its backlight manufacturing operations in Dongguan, China.

Well Planner is involved with the import of raw materials into China and export of finished products from China. Well Planner currently has no fixed assets.

Diguang Technology is directly involved with the international buying of raw materials and selling of backlight products for Diguang Electronics.  Diguang Technology purchases raw materials from international suppliers and acts as an international sales group for both Diguang Electronics and Well Planner.  Diguang Technology has no fixed assets.

Between them, Well Planner and Diguang Technology have only a few employees.

LCDs consist of a top layer that uses electronic impulses, filters and liquid crystal molecules to create an image, often in color.  However, the LCD component itself generates relatively little in the way of luminance or light output, making the image on the screen impractical to use on its own under most conditions.  A second component to these displays is backlights, which provide the luminance that enables viewers to see a distinct image on the screen in a wide variety of lighting conditions.  In that sense, they operate much in the same way the bulb in a film projector or a slide projector does, converting the dark image on the film to a bright image that can be readily viewed. The market for backlights is global, and we sell our products on a global level.  According to Displaybank, a reputable Korean market research company, the LED backlight market is projected to reach $8.4 billion in 2006.  This market is growing in parallel with the increased demand for products that incorporate LCDs.  The following products that incorporate LCDs, according to Displaybank, had the stated projected growth rates from 2004 to 2005: MP3 players -- 61%; large-size LCD TVs -- over 50%; digital cameras -- 29%; and car entertainment systems -- 23%.  The LCD market was approximately $48.5 billion in 2004, which accounted for 78% of a $62.2 billion global display market.  Analysts at Displaybank project the LCD market will grow to approximately $94 billion by 2010.  This growth is expected to continue to be driven by a growing electronics industry that will take advantage of the cost, clarity and half-life benefits of LCDs versus competing technologies.

During the past eight years, our sales revenues have grown approximately at an average rate of 50 percent per year, and we have become one of the largest producers of backlights in China.  In recent years, we have enjoyed an even higher growth rate as the global market for lower cost, quality backlights continues to expand.  Our revenues grew by approximately 300 percent (from $6.16 million to $24.48 million) from 2003 to 2004, and our income increased over 500% for the same period, from $1.05 million to $6.69 million.  This greater increase in profitability relative to revenues reflects the economies of scale that we have as our business expands.  We anticipate introducing new products and technologies, entering the larger-sized backlight market (principally flat panel TVs), continuing to benefit from China’s economic manufacturing cost advantages and expanding international sales, so we expect future earnings to continue to grow.

We have achieved some success in expanding our customer base and our geographic markets during 2005.  Sales to our largest customer generated 31% of our revenues for 2005, compared with 50% in 2004.  Sales to our three largest customers increased to 62% of 2005 revenue compared to 57% in 2004.  This actually represented a diversification of the customer base, as both the second and third largest customer in 2005 were not among the top three in 2004.   We are continuing our efforts to diversify and broaden our customer base to become less reliant on these customers, including the development of new products, such as backlights for flat panel televisions.

Diguang Electronics is one of the first companies in China to use patented light guide panel technology by mould injection method to produce backlight units. We have received various awards and accolades, including the Shenzhen Science and Technology Progress Award in 2003. Additionally, Diguang’s products, namely CCFL backlights and white LED backlights, were included in the National Important New Products Project, and we received the “Important New Products” certificate in 2003.

Diguang Electronics caters to the global demand for backlight products on the basis of quality, cost and order fulfillment time.  Diguang Electronics’ focus on product quality includes the use of quality materials obtained from selected international suppliers, and thorough quality control inspection of raw materials prior to use in production and finished products prior to shipment. Diguang Electronics also strives to offer its products at a lower cost than most competitors. This is made possible through Diguang Electronics’ skilled labor force of 1,180 people that, due to China’s low wage scale, is very low cost.  Existing economies of scale also contribute to keeping costs low.  Diguang Electronics also has the ability to deliver its initial run of products within 15 to 30 days from the time an order is placed, while many of its competitors can require more time.  This rapid fulfillment capability is possible because of Diguang Electronic’s large and skilled product development team, and it provides an important advantage to Diguang Electronics in this competitive market.

Diguang Electronics’ commitment to quality is evidenced by the fact that in 1999, Diguang Electronics received from Shenzhen Quality Certification Centre ISO9002 certification; in 2002 it received from Moody International Certification QS9000 certification and in 2005 from The TUVCERT Certification Body ISO9001 certification.  These certifications signify that Diguang Electronics has established and adheres to high quality standards in the conduct of its product design and manufacturing operations.

As a full-service manufacturer of LED backlights for LCDs, Diguang Electronics works with its customers to design the proper backlight to meet the customers’ specifications for a particular product and application.  Nearly all of Diguang Electronics’ products are customized for its customer’s specific application.  Diguang Electronics currently co-develops 30-50 new products with customers each month.  Diguang Electronics has developed or co-developed more than 2,600 different products and over 2300 sets of molds for LED/CCFL backlights meeting different customer specifications to date and has put more than 2,000 LED/CCFL products meeting unique customer specifications into mass production.  Diguang Electronics typically does not receive direct payments from customers to develop products, but it does include the costs of developing products to meet customer specifications into its pricing.

Our sales are obtained either through our internal workforce, our Well Planner and Diguang Technology subsidiaries or through commissioned sales agents that represent us in locations outside of China.

Historically, the majority of the world’s backlight production was located in Japan and Korea, although due to low cost advantages and recent improvements in product quality, Taiwan and Mainland China have emerged as significant areas of backlight production. By conducting our business related to the design, production and distribution of backlights in China, principally through the operations of Diguang Electronics, we are able to take advantage of the low labor and other costs in China relative to other countries.

Our business is subject to slight seasonal fluctuation.  Many of the products that incorporate our backlights are popular household electronic consumer goods such as home entertainment equipment and cellular phones, which enjoy a higher rate of retail sales in the fourth calendar quarter compared with other times of the year.  However, the varying lead times associated with those products and the inclusion of many product lines that are not seasonal in nature, such as home appliances and office equipment, limit the seasonal nature of our business.  Overall, we do not consider our business to vary from quarter to quarter to the extent that would justify describing us as a seasonal business.

There are no practices in our industry that have a significant effect on working capital requirements.  Most of our business is done on a relatively short cycle time (on average, less than a month from customer order to initial fulfillment and between 1 to 3 months for payment).  The capital costs associated with product development are relatively small on an individual product basis, although the aggregate of such costs is meaningful given the large number of products that we develop on an ongoing basis.  Molds meeting customers’ size specifications are needed to form the housings for the backlights, but these molds are not costly, and we have accumulated approximately 2,300 of them during our years of operation, many of which can be reused to make a new product with little or no adjustment.  A significant aspect of our business model is providing a rapid response to customer orders, which helps to minimize the amount of inventory we must carry.  We also do not need to carry large amounts of raw material inventories because raw materials have been readily available from a number of suppliers.

The principal raw materials used in a LED backlight consist of LED chips, or SMD, reflectors, brightness enhancing films, silica gels and plastics, PMMA or PC etc.  Those materials are available from numerous suppliers, most of them based in Asia, such as Nanjing Longguang Electronics Co. Ltd., HI SPEED Company, Toryota, Nicha, Kimoto, Hong Kong Panac Company, Global Trading Company and Advanced OPTO Company, etc. We purchase our raw materials from over 20 suppliers in Asia and from two United States based companies, 3M and Cree.  We follow a practice of obtaining each of our raw materials from multiple suppliers as a means of ensuring supply, protecting against fluctuations in price, whether producer or currency related, and making certain that our quality standards are consistently met.

Research and Development

In addition to our product development work (taking existing, available technology and adapting it to the specific needs of a customer for a particular product), we engage in research and development (which involves developing new, proprietary techniques or products).  Our growth rate is attributable to a number of patents, especially in the area of light guides and other innovations that improve the quality (which is a combination of brightness, evenness, color of the light generated, and durability) of our products relative to other backlight manufacturers.

We are engaged in efforts to develop some technologies that reduce energy consumption and other environmental impacts of our devices.  The innovations can be used for a variety of applications in screens of almost all sizes. Management believes that many of our new technologies will be patentable, and we expect to file for and maintain both Chinese and/or international patents where the value of the invention warrants the expense and effort of doing so.

We have spent $172,499, $290,983, $802,511 and $727,302 during 2002, 2003, 2004 and 2005, respectively, on research and development efforts to improve existing products and processes and to develop new products (not including the expenses to develop particular backlight products utilizing existing technology to meet customer specifications for products).

Our major manufacturing processes are “dry,” meaning that they do not involve significant quantities of solvents, plating solutions or other types of materials that lead to the generation of large amounts of hazardous wastes, process wastewater discharges or air pollutant emissions.  We have only recently moved into our state-of-the-art manufacturing facility in Dongguan, and as a result we do not anticipate any material capital expenditures for pollution control equipment for 2006.  We are contemplating the construction or acquisition of additional manufacturing facilities if our current projections for increased product demand are met, but environment-related costs are not expected to be a material portion of the costs of constructing that facility, given the nature of our processes.

Customers
Our customer base consists of many large and medium sized companies, which include PVI,  ALCO, HOT TRACKS, IZTECHNOLOGY, Gree, Tianma, Seiko, Midea, Affitronics, Samsung, CCT, LG, Ellipse, Secure, Archos and Wintek, etc.  In 2005, our largest customer by sales volume accounted for approximately 31% of total revenues.  Our top two customers, ALCO and HOT TRACKS, accounted for approximately 56% of revenues and collectively, our top three customers that year generated about 62% of revenues.  As a result, the loss of one or more of our top customers or a significant decrease in the volume of business that we do with those customers would have a material adverse effect on our business.  To help protect against that risk, we continually seek to diversify our customer base, in particular by expanding our international sales efforts.  We also expect to introduce new backlight technologies for a variety of applications that will help expand and diversify our customer base.

Due to our current modest utilization of our production capacity, approximately 62% based on the extent to which our leased building is currently equipped, and our practice of rapid turnaround of customer orders, we do not maintain a large backlog of orders relative to our annual revenue figures.  Also, because nearly all of our products are custom made to customer specifications, experience has shown that nearly our entire order backlog is firm; virtually all orders that are placed are completed and delivered.

We do not do any business directly with governments, although many of our customers may make products for sale to governments around the world.

Competition

The display backlight market is highly competitive.  It has traditionally been centered in Japan and Korea, where the majority of LCDs and related components continue to be made.  Due to cost advantages and an increase in product quality, Taiwan has recently emerged as a significant producer of backlights, and China is growing in importance as a source of backlights.

To management’s knowledge, there are no independently published industry statistics that can be used to measure our market share among China-based companies accurately.  However, based on its general knowledge of the Chinese backlight industry, management believes that we are one of the largest and fastest growing manufacturers of backlight units in China.

Taking into consideration factors such as geographic market, product mix and customer base, we believe the following companies are our main competitors: Shian Yih Electronics Ind. Co. Ltd. (Taiwan), Wai Chi Electronics Ltd. (Hong Kong), Radiant Opto-Electronics Corporation (Taiwan) and K-Bridge Electronics Co. Ltd. (Taiwan) etc.  Even though these competitors are based outside China, each has significant manufacturing operations in China.  Due to the advancements that Taiwanese and Chinese producers have made within this industry, our main competitors are no longer Japanese or Korean producers.

As with most other products, competitive advantages in backlights derive from a favorable combination of price, quality and customer service.  We believe that we are well-positioned to compete effectively in all three of those areas.  We have only recently moved into a new state-of-the-art manufacturing facility, which provides us with significant efficiencies and the space to increase our output from 100,000 small and medium units per day to 200,000-300,000 units per day (depending on size).  In addition, China’s well-known labor cost advantages relative to Japan, Korea and Taiwan have enabled us to put price pressure on our foreign rivals, thereby helping us to gain market share while maintaining profitability and margins, as our financial results show.  We currently expect that growth to continue.  However, as more of the world’s backlight production shifts to China, our comparative advantage due to lower costs relative to other Asian countries will diminish.

Our quality enhancements include innovations in light guide technology with a corresponding increase in backlight life.  The improved overall performance resulting from these enhancements is one of the reasons we have enjoyed a history of rapid growth.  We believe, based on our familiarity with other products in the market, that we have a technological advantage relative to other producers.  We expect that this existing technological advantage, combined with our anticipated development of additional patented technology, will continue to give us a competitive advantage.

Another important factor in our ability to compete is our relative short cycle time from the receipt of a customer’s order to the initial delivery of products to the customer.  On average, this is a 15- to 30- day process for us, while many of our competitors take longer to reach the same result.  Our short cycle time is due to, among other things, our modern facilities and equipment, along with our large and skilled product development staff.

Intellectual Property

   Diguang Electronics owns 1 current patent.  The patent transfer agreement for seven unexpired Chinese is in the process of drafting as the Company is discussing with Mr. Song Yi, the owner of the patents and Diguang’s Chairman and CEO, whether or not any certain consideration (either cash or stock or both) would be paid for the patents transferred, but prior to the patent transference, Song Yi allows Diguang Electronics to use his backlight patents free of charge until the relevant patents have been transferred to Diguang Electronics. Two of these patents expire in March 2008 and October 2009, (which is not significant to the Company's operation), respectively, and the remaining 6 have expiration dates ranging from 2010 to 2013.

These patents include:
	Patent Name	Patent Number	Holder	Effective date of Patents	Expiry date of Patents
1	Uniformly effective Front Backlight	ZL 99 2 48884.2	Song Yi	28/10/1999	27/10/2009
2	Efficiency Backlight and front Backlight of Side radiation	ZL 00 2 33726.6.	Song Yi	12/05/2000	11/05/2010
3	Efficiency Photosensitive sensor for graphic content	ZL 01 2 01714.0	Song Yi	20/01/2001	19/01/2011
4	Efficiency Uniform Illuminance Equipment	ZL 02 2 05116.3	Song Yi	10/02/2002	9/02/2012
5	Efficiency Uniform Backlight of Side radiation	ZL 98 2 01487.2	Song Yi	02/03/1998	01/03/2008
6	Advanced Efficiency Backlight of Side radiation	ZL 01 2 19472.7	Song Yi	13/04/2001	12/04/2011
7	Efficiency Uniform Backlight of Front Backlight and White Backlight radiation	ZL 01 2 71009.1	Song Yi	19/11/2001	18/11/2011
8	Efficiency Fluorescent Lamp of New Model	ZL 200320130305.1	Diguang Electronics	23/12/2003	22/12/2013

Almost all of our products incorporate technology from one or more of the above patents.  As these patents expire, the technology that they represent will become available to other backlight manufacturers.  However, the pace of change in this field will generally mean that the technology represented by the expired patents is out-of-date.  Our efforts will remain directed toward the development of new patents for leading-edge technologies that will help us to maintain our technological advantage.  We also intend to patent our new inventions both in China and internationally, and we continue to work closely with leading Chinese universities and research institutions in the development of such technology.

Management is not aware of any current or previous infringement of the existing patents.  If any infringement occurs, management will vigorously prosecute actions to halt the infringement and recover damages if the value of the patent is judged at the time to be sufficient to justify that effort.

(d) Reports to Security Holders

To date, we have not registered securities pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Our common stock is registered pursuant to Section 15(d) of the Exchange Act.  However, because we have less than 300 record shareholders, our Exchange Act reporting obligations are suspended until the first day of the next fiscal year in which we have 301 shareholders of record.  Until then, we are considered a “voluntary filer” under the Securities and Exchange Commission’s regulations.  We are, therefore, not currently obligated to file any periodic reports required of companies registered under the Exchange Act or to follow the SEC’s proxy rules or distribute an annual report to our securities holders.  We intend to become a Section 12 registrant promptly following the completion of the Share Exchange, even though we may not, at that time, be obligated to do so on the basis described above.  Becoming a Section 12 registrant will require us to meet the SEC’s periodic (quarterly) reporting requirements and its proxy and annual report requirements, and we intend to comply with those requirements.

We cross-reference you to the “Where You Can Find More Information” Section on page 63 for additional information on where you may find any documents that we file with the SEC.

RISK FACTORS

Investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from that of the United States. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. This discussion contains forward-looking statements.

Unless the context requires otherwise, “we,” “us,” “our” and similar terms in this section refer to Diguang International Development Co., Ltd. and all of its subsidiaries.

Risks Related to our Business

Adverse trends in the electronics industry, such as an overall decline in sales or a shift away from products that incorporate our backlights, may reduce our revenues and profitability.

Our business depends on the continued vitality of the electronics industry, which is subject to rapid technological change, short product life cycles and margin pressures. In addition, the electronics industry historically has been cyclical and subject to significant downturns characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. It is also characterized by sudden upswings in the cycle, which can lead to shortages of key components needed for our business, for which there is not always an alternative source. Economic conditions affecting the electronics industry in general or our major customers may adversely affect our operating results by reducing the level of business that they furnish to us or the price they are willing to pay for out products.   If our customers’ products fail to gain widespread commercial acceptance, become obsolete or otherwise suffer from low sales volume, our revenues and profitability may stagnate or decline.

If OLED technology matures, it may lessen the demand for LCDs and LED/CCFL Backlights, which could reduce our revenues and profits.

Organic Light Emitting Diode technology is an alternative to traditional LED technology that is still in the development phase, with companies attempting to create an OLED solution for cell phones and other small size applications.  This technology has the potential to supplant traditional LEDs in many applications, but it still faces many performance issues related to the life span, processing technology, restrictions of sizes, etc. and for many applications it is still cost prohibitive.  If development of this technology overcomes those drawbacks, it will compete with existing LCD display technologies and may reduce the demand for LCD and the backlights that we supply to the makers of LCDs.  Our client base is currently diverse and involved with manufacturing products in a variety of different sizes and for many different applications.  Due to the current diverse product base of our customers, a currently perceived growing demand for our backlights in medium and large size applications and enhancements in LCD technology, we believe that OLED technology will have little or no short term or medium-term effect on our levels of LCD backlight sales.  However, if the OLED technology matures or our current beliefs or understandings materially change, it may lessen the demand for LCDs and related components, leading to a reduction of our revenues or profits or both.

A few customers and applications account for a significant portion of our sales, and the loss of any one of these customers may reduce our revenues and profits.

A significant portion of our revenue is generated from a small number of customers.  The aggregate percentage of the revenue contributed by our top three customers in 2005 was 62%, with roughly 56% coming from the two largest customers.  Under present conditions, the loss of any of these customers, or a significant reduction in our level of sales to any or all of them, could have a material adverse effect on our business and operating results.

We do not have long-term purchase commitments from our customers and may have to rely on customer forecasts in making production decisions, and any cancellation of purchase commitments or orders may result in the waste of raw materials or work in process associated with those orders, reducing both our revenues and profitability.

As a backlight manufacturer, we must provide increasingly rapid product turnaround. A variety of conditions, both specific to individual customers and generally affecting the demand for these products, may cause customers to cancel, reduce or delay orders. Cancellations, reductions or delays by a significant customer or by a group of customers would result in a material reduction in revenue.  Those customer decisions could also result in excess and obsolete inventory and/or unabsorbed manufacturing capacity, which could reduce our profits or impair our cash flow. On occasion, customers require rapid increases in production, which can strain our resources, leading to a reduction in our margins as a result of the additional costs necessary to meet those demands.

Our customers generally do not provide us with firm, long-term volume purchase commitments. In addition, industry trends over the past five years have led to dramatically shortened lead times on purchase orders, as rapid product cycles have become the norm. Although we sometimes enter into manufacturing contracts with our customers, these contracts principally clarify order lead times, inventory risk allocation and similar matters, rather than providing for firm, long-term commitments to purchase a specified volume of products at a fixed price. As a result, customers can generally cancel purchase commitments or reduce or delay orders at any time. The large percentage of our sales to customers in the electronics industry, which is subject to severe competitive pressure, rapid technological change and product obsolescence, increases our inventory and overhead risks, among others, as we must maintain inventories of raw materials, work in process and finished goods to meet customer delivery requirements, and those inventories may become obsolete if the anticipated customer demand does not materialize.

We also make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, facility requirements, personnel need, and other resource requirements, based upon our estimates of customer requirements. The short-term nature of our customers’ commitments and the possibility of rapid changes in demand for these products reduce our ability to estimate accurately the future requirements of those customers. Because many of our costs and operating expenses are fixed, a reduction in customer demand can reduce our gross margins and operating results. In order to transact business, we assess the integrity and creditworthiness of our customers and suppliers and we may, based on this assessment, incur design and development costs that we expect to recoup over a number of orders produced for the customer.  Such assessments are not always accurate and expose us to potential costs, including the write off of costs incurred and inventory obsolescence if the orders anticipated do not materialize. We may also occasionally place orders with suppliers based on a customer’s forecast or in anticipation of an order that is not realized. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms. These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

Failure to optimize our manufacturing potential and cost structure could materially increase our overhead, causing a decline in our margins and profitability.

We strive to utilize the manufacturing capacity of our facilities fully but may not do so on a consistent basis. Our factory utilization is dependent on our success in accurately forecasting demand, predicting volatility, timing volume sales to our customers, balancing our productive resources with product mix, and planning manufacturing services for new or other products that it intends to produce. Demand for contract manufacturing of these products may not be as high as we expect, and we may fail to realize the expected benefit from our investment in our manufacturing facilities. Our profitability and operating results are also dependent upon a variety of other factors, including: utilization rates of manufacturing lines, downtime due to product changeover, impurities in raw materials causing shutdowns, and maintenance of contaminant-free operations. Failure to optimize our manufacturing potential and cost structure could materially and adversely affect our business and operating results.

Moreover, our cost structure is subject to fluctuations from inflationary pressures in China and other geographic regions where we conduct business. China is currently experiencing dramatic growth in its economy. This growth may lead to continued pressure on wages and salaries that may exceed increases in productivity. In addition, these may not be compensated for and may be exacerbated by currency movements.

We face intense competition, and many of our competitors have substantially greater resources than we have.  Increased competition from these competitors may reduce our revenues or decrease our margins, either or both of which would reduce our profitability and could impair cash flow.

We operate in a competitive environment that is characterized by price deflation and technological change. We compete with major international and domestic companies. Our major competitors include Shian Yih Electronics Ind. Co. Ltd., Wai Chi Electronics Ltd., Radiant Opto-Electronics Corporation, K-Bridge Electronics Co. Ltd., etc. and other similar companies primarily located in Japan, Taiwan, Korea, Hong Kong and China Mainland. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do.  Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where their facilities are located.  Many competitors have production lines that allow them to produce more sophisticated and complex devices than we currently do and to offer a broader range of display devices to our target customers. Other emerging companies or companies in related industries may also increase their participation in the display and display module markets, which would intensify competition in our markets. We might lose some of our current or future business to these competitors or be forced to reduce our margins to retain or acquire that business, which could decrease our revenues or slow our future revenue growth and lead to a decline in profitability.

We depend on the market acceptance of our customers’ products, and significant slowdown in demand for those products would reduce our revenues and our profits.

Currently, we do not sell products to end users. Instead, we design and manufacture various display product solutions that our customers incorporate into their products. As a result, our success depends almost entirely upon the widespread market acceptance of our customers’ products. Any significant slowdown in the demand for our products would likely reduce our revenues and profits.  Therefore, we must identify industries that have significant growth potential and establish strong, long-term relationships with manufacturers in those industries. Our failure to identify potential growth opportunities or establish these relationships would limit our revenue growth and profitability.

We extend credit to our customers and may not be able to collect all receivables due to us, and our inability to collect such receivables may have an adverse effect on our immediate and long-term liquidity.

We extend credit to our customers based on assessments of their financial circumstances, generally without requiring collateral.  As of December 31, 2005, our accounts receivable, after deducting an allowance for bad debts, was nearly $6 million, or about one-sixth of our total revenues for 2005.  Our overseas customers may be subject to economic cycles and conditions different from those of our domestic customers. We may also be unable to obtain satisfactory credit information or adequately secure the credit risk for some of these overseas customers.  The extension of credit presents an exposure to risk of uncollected receivables.  Additionally, we may not realize from receivables denominated in a foreign currency the anticipated amounts in United States dollar terms due to fluctuations in currency values. Our inability to collect on these accounts may reduce on our immediate and long term liquidity.

The growth of our business depends on our ability to finance new products and services and these increased costs may reduce our cash flows and, if the products and services in which we have invested do not succeed, it would reduce our profitability.

We operate in the consumer electronics industry, which is characterized by rapid change.  New technologies are appearing with increasing frequency to supplant existing technologies.  In order to capture increased market share, manufacturers are adopting a shorter product life cycle from a cosmetic, if not functional, standpoint, but those cosmetic changes generally have a direct effect on the backlight products that the new designs incorporate. Technological advances, the introduction of new products, new designs and new manufacturing techniques could render our inventory obsolete, or it could shift demand into areas where we are not currently engaged.  If we fail to adapt to those changing conditions in a timely and efficient manner, our revenues and profits would likely decline. To remain competitive, we must continue to incur significant costs in product development, equipment and facilities and to make capital investment. These costs may increase, resulting in greater fixed costs and operating expenses. As a result, we could be required to expend substantial funds for and commit significant resources to the following:

•	research and development activities on existing and potential product solutions;

•	additional engineering and other technical personnel;

•	advanced design, production and test equipment;

•	manufacturing services that meet changing customer needs;

•	technological changes in manufacturing processes; and

•	expansion of manufacturing capacity.

Our future operating results will depend to a significant extent on our ability to continue to provide new product solutions and electronic manufacturing services that compare favorably on the basis of time to market, cost and performance with the design and manufacturing capabilities and competing third-party suppliers and technologies. Our failure to increase our net sales sufficiently to offset these increased costs would reduce our profitability.

We are subject to lengthy sales cycles, and it could take longer than we anticipate before our sales and marketing efforts result in revenue.

Our focus on developing a customer base that requires custom displays and devices means that it may take longer to develop strong customer relationships. Moreover, factors specific to certain industries have an impact on our sales cycles. In particular, those customers who operate in or supply to the medical and automotive industries require longer sales cycles, as qualification processes are longer and more rigorous, often requiring extensive field audits. These lengthy and challenging sales cycles may mean that it could take longer before our sales and marketing efforts result in revenue to us, if at all.  As a result, the return on the time and effort invested in developing these opportunities may be deferred, or may not be realized at all, reducing our profitability.

Products we manufacture may contain design or manufacturing defects, which could result in reduced demand for our services and customer claims, causing us to sustain additional costs, loss of business reputation and legal liability.

We manufacture products to our customers’ requirements, which can be highly complex and may at times contain design or manufacturing errors or failures. Any defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in returns, claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, we will incur additional costs, and if in they occur in large quantity or frequently, we may sustain additional costs, loss of business reputation and legal liability.

We could become involved in intellectual property disputes, resulting in substantial costs and diversion of our management resources.  Such disputes could materially and adversely affect our business by increasing our expenses and limiting the resources that we can devote to expansion of our business, even if we ultimately prevail.

Diguang Electronics currently possesses one Chinese patent, and we utilize additional patented technologies that are material to our business (which are in the process of being transferred to Diguang Electronics from Song Yi, our Chairman, CEO and the current owner of the patents).  If a patent is infringed upon by a third party, we may need to devote significant time and financial resources to attempt to halt the infringement. We may not be successful in defending the patents involved in such a dispute. Similarly, while we do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; we may be required to spend a significant amount of time and financial resources to resolve any infringement claims against us.  We may not be successful in defending our position or negotiating an alternative remedy.  Any litigation could result in substantial costs and diversion of our management resources and could reduce our revenues and profits.

Our customers may decide to design and/or manufacture the products that they currently purchase from us, which may reduce our revenues and profits, as we may not be able to compete successfully with these in-house developments.

Our competitive position could also be adversely affected if one or more of our customers decide to design and/or manufacture their own displays and display modules. We may not be able to compete successfully with these in-house developments by our customers, which would tend to favor their in-house supply over us, even in cases where price and quality may not be comparable.

We may develop new products that may not gain market acceptance, and our significant costs in designing and manufacturing services for new product solutions may not result in sufficient revenue to offset those costs or to produce profits.

We operate in an industry characterized by frequent and rapid technological advances, the introduction of new products and new design and manufacturing technologies.  As a result, we may be required to expend funds and commit resources to research and development activities, possibly requiring additional engineering and other technical personnel; purchasing new design, production, and test equipment; and continually enhancing design and manufacturing processes and techniques. We may invest in equipment employing new production techniques for existing products and new equipment in support of new technologies that fail to generate adequate returns on the investment due to insufficient productivity, functionality or market acceptance of the products for which the equipment may be used. We could, therefore, incur significant sums in design and manufacturing services for new product solutions that do not result in sufficient revenue to make those investments profitable.  Furthermore, customers may change or delay product introductions or terminate existing products without notice for any number of reasons unrelated to us, including lack of market acceptance for a product. Our future operating results will depend significantly on our ability to provide timely design and manufacturing services for new products that compete favorably with design and manufacturing capabilities and third party suppliers.

Our component and materials suppliers may fail to meet our needs, causing us to experience manufacturing delays, which may harm our relationships with current or prospective customers and reduce sales.

We do not have long term supply contracts with the majority of our suppliers or for specific components. This generally serves to reduce our commitment risk but does expose us to supply risk and to price increases that we may not be able to pass on to our customers.  In our industry, at times, there are shortages of some of the materials and components that it uses. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce sales.  Moreover, some suppliers may offer preferential terms to our competitors, who may have greater buying power or leverage in negotiations.  That would place us at a competitive disadvantage.

We may be affected by power shortages, causing delays in delivery of products to our customers, resulting in possible loss of business or claims against us and cause us to lose future business from those or other customers.

Our Dongguan factory consumes a significant amount of electricity, and there are a significant number of industrial facilities in the area where this factory is located.  Therefore, power shortages may occur and the facility may be deprived of electricity for undetermined periods of time.  This may result in longer production timeframes and delays in delivery of product to our customers.  Failure to meet delivery deadlines may result in the loss of business or claims against us, which may have a material and adverse effect on our business, profitability and reputation.

Our financial performance could be harmed if compliance with new environmental regulations becomes too burdensome.

Although we believe that we are operating in compliance with applicable Chinese government environmental laws, there is no assurance that we will be in compliance consistently, as such laws and regulations or their interpretation and implementation change. Failure to comply with environmental regulation could result in the imposition of fines, suspension or halting of production or closure of manufacturing operations.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional equity or debt financing to provide the capital required to maintain or expand our design and production facilities and equipment and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired.

Failure to manage growth effectively could result in inefficiencies that could increase our costs, reducing our profitability.

We have increased the number of our manufacturing and design programs and intend to expand further the number and diversity of our programs.  The number of locations where we manufacture may also increase.  Our ability to manage our planned growth effectively will require us to:

•	enhance quality, operational, financial and management systems;

•	expand facilities and equipment; and

•	successfully hire, train and motivate additional employees, including the technical personnel necessary to operate our production facilities.

An expansion and diversification of our product range, manufacturing and sales will result in increases in our overhead and selling expenses. We may also be required to increase staffing and other expenses as well as expenditures on plant, equipment and property in order to meet the anticipated demand of our customers. Customers, however, generally do not commit to firm production schedules for more than a short time in advance. Any increase in expenditures in anticipation of future orders that do not materialize would adversely affect our profitability. Customers also may require rapid increases in design and production services that place an excessive short-term burden on our resources and reduce our profitability.

Potential strategic alliances may not achieve their objectives, which could lead to wasted effort or involvement in ventures that are not profitable and could harm our company’s reputation.

We are currently exploring strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology, increase our manufacturing capacity, provide additional know-how, components or supplies, and develop, introduce and distribute products and services utilizing our technology and know-how. Any strategic alliances entered into may not achieve their strategic objectives, and parties to our strategic alliances may not perform as contemplated.  As a result, the alliances themselves may run at a loss, which would reduce our profitability, and if the products or customer service provided by such alliances were of inferior quality, our reputation in the marketplace could be harmed, affecting our existing and future customer relationships.

We may not be able to retain, recruit and train adequate management and production personnel.  We rely heavily on those personnel to help develop and execute our business plans and strategies, and if we lose such personnel, it would reduce our ability to operate effectively.

Our success is dependent, to a large extent, on our ability to retain the services of our executive management, who have contributed to our growth and expansion to date.  The executive directors play an important role in our operations and the development of our new products. Accordingly, the loss of their services, in particular Messrs. Song Yi and Song Hong, without suitable replacements, will have an adverse affect on our business generally, operating results and future prospects.

In addition, our continued operations are dependent upon our ability to identify and recruit adequate management and production personnel in China. We require trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. Many of our current employees come from the more remote regions of China as they are attracted by the wage differential and prospects afforded by Shenzhen and our operations. With the economic growth currently being experienced in China, competition for qualified personnel will be substantial, and there can be no guarantee that a favorable employment climate will continue and that wage rates we must offer to attract qualified personnel will enable us to remain competitive internationally. Inability to attract such personnel may or the increased cost of doing so could reduce our competitive advantage relative to other backlight producers, reducing or eliminating our growth in revenues and profits.

Risks Related to International Operations

If China does not continue its policy of economic reforms, it could, among other things, result in an increase in tariffs and trade restrictions on products we produce or sell following a business combination, making our products less attractive and potentially reducing our revenues and profits.

China’s government has been reforming its economic system since the late 1970s. The economy of China has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets or quotas.

However, in recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. Although we believe that the changes adopted by the government of China have had a positive effect on the economic development of China, additional changes still need to be made. For example, a substantial portion of productive assets in China are still owned by the Chinese government. Additionally, the government continues to play a significant role in regulating industrial development. We cannot predict the timing or extent of any future economic reforms that may be proposed, but should they occur, they could reduce our operating flexibility or require us to divert our efforts to products or ventures that are less profitable than those we would elect to pursue on our own.

A recent positive economic change has been China’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. It is believed that China’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in trade restrictions and an increase in trading with the United States.  However, China has not fully complied with all of its WTO obligations to date, including fully opening its markets to American goods and easing the current trade imbalance between the two countries. If actions are not taken to rectify these problems, trade relations between the United States and China may be strained, and this may have a negative impact on China's economy and our business by leading to the imposition of trade barriers on items that incorporate our products, which would reduce our revenues and profits.

We are dependent on our Chinese manufacturing operations to generate the majority of our income and profits, and the deterioration of any current favorable local conditions may make it difficult or prohibitive to continue to operate or expand the manufacturing facilities in China.

Our current manufacturing operations are located in China, our administrative offices are in the United States and we have additional establishments in Hong Kong and the British Virgin Islands. The geographical distances between these facilities create a number of logistical and communications challenges, including time differences and differences in the cultures in each location, which makes communication and effective cooperation more difficult.  In addition, because of the location of the manufacturing facilities in China, we could be affected by economic and political instability there, including problems related to labor unrest, lack of developed infrastructure, variances in payment cycles, currency fluctuations, overlapping taxes and multiple taxation issues, employment and severance taxes, compliance with local laws and regulatory requirements, greater difficulty in collecting accounts receivable, and the burdens of cost and compliance with a variety of foreign laws. Moreover, inadequate development or maintenance of infrastructure in China, including adequate power and water supplies, transportation, raw materials availability or the deterioration in the general political, economic or social environment could make it difficult, more expensive and possibly prohibitive to continue to operate or expand the manufacturing facilities in China.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could leave us unable to use the assets we have accumulated for the purpose of generating profits for the benefit of our shareholders.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially reduce the value of our business by making us uncompetitive or, for example, by reducing our after-tax profits. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China, where a significant portion of our profits are generated.

The Chinese legal system may have inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.

The performance of the agreements and the operations of our factories are dependent on our relationship with the local government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing them. In the event of a dispute, enforcement of these agreements could be difficult in China. China tends to issue legislation, which is followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts arise between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our ability to achieve compliance. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, our experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes in China is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence their determination.

Because our operations are international, we are subject to significant worldwide political, economic, legal and other uncertainties that may make collection of amounts owed to us difficult or costly, or conducting operations more difficult should materials needed from certain places be unavailable for an indefinite or extended period of time.

We have subsidiaries in the British Virgin Islands, China and Hong Kong. Because we manufacture all of our products in China, substantially all of the net book value of our total fixed assets is located there. However, we sell our products to customers worldwide, with concentrations of customers in Taiwan, Hong Kong, North America, Europe, Japan, Southeast Asia and China Mainland.  As a result, we will have receivables from and goods in transit to those locations. Protectionist trade legislation in the United States or foreign countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect our ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers. Moreover, we are subject to a variety of United States laws and regulations, changes to which may affect our ability to transact business with certain customers or in certain product categories.

We are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our leased facilities in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business.

Fluctuation of the Renminbi could make our pricing less attractive, causing us to lose sales, or could reduce our profitability when stated in terms of another currency, such as the U.S. dollar.

The value of the Renminbi, the main currency used in China, fluctuates and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. The official exchange rate had remained stable over the past several years. However, China recently adopted a floating rate with respect to the Renminbi, with a 0.3% fluctuation. As a result, the exchange rate of the Renminbi recently rose to 8.11 against the dollar, amounting to a 2% appreciation of the Renminbi. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could have various effects on our business, which include making our products more expensive relative to those of our competitors than has been true in the past, or increasing our profitability when stated in dollar terms.  It is not possible to predict if the net effects of the appreciation of the Renminbi, if it occurred, would be positive or negative for our business.

Changes in foreign exchange regulations in China may affect our ability to pay dividends in foreign currency or conduct other business for which we would need access to foreign currency exchange.

Renminbi, or RMB, is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund business activities outside China or to make dividends or other payments in United States dollars. The Chinese government strictly regulates conversion of RMB into foreign currencies.  For example, RMB cannot be converted into foreign currencies for the purpose of expatriating the foreign currency, except for purposes such as payment of debts lawfully owed to parties outside of China.  Over the years, foreign exchange regulations in China have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.

The State Administration for Foreign Exchange (“SAFE”) regulates the conversion of the RMB into foreign currencies. Currently, Foreign Invested Enterprises (“FIE”) are required to apply for “Foreign Exchange Registration Certificates,” which permit the conversion of RMB into foreign exchange for the purpose of expatriating profits earned in China to a foreign country.  Our China subsidiary, Diguang Electronics, is a FIE that has obtained the registration certifications, and with such registration certifications, which need to be renewed annually, Diguang Electronics is allowed to open foreign currency accounts including a “current account” and “capital account.” Currently, conversion within the scope of the “current account”, e.g. remittance of foreign currencies for payment of dividends, etc., can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account”, e.g. for capital items such as direct investments, loans, securities, etc., still requires the approval of SAFE.  In accordance with the existing foreign exchange regulations in China, Diguang Electronics is able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements.

Although we have not experienced any difficulties in the repatriation of our profits out of China or in meeting our foreign exchange needs to date, there can be no assurance that the current foreign exchange measures will not be changed in a way that will make payment of dividends and other distributions outside of China more difficult or unlawful. As a result, if we intend to distribute profits outside of China, there can be no assurance that we will be able to obtain sufficient foreign exchange to do so.

In addition, on October 21, 2005, SAFE promulgated Notice 75, Notice on Issues concerning Foreign Exchange Management in People’s Republic of China Residents’ Financing and Return investments through Overseas Special Intention Company. Notice 75 provides that Chinese residents shall apply for Foreign Exchange Investment Registration before establishing or controlling an OSIC, which is defined by Notice 75 as a foreign enterprise directly established or indirectly controlled by Chinese residents for foreign equity capital financing with their domestic enterprise assets and interests.

Notice 75 further requires that Chinese residents shall process the modification of foreign investment exchange registration for the interests of net assets held by Chinese residents in an OSIC and its alteration condition, if Chinese residents contributed their domestic assets or shares into the OSIC, or processed foreign equity capital financing after contributing their domestic assets or shares into the OSIC.

Pursuant to Notice 75, Chinese residents are prohibited, among other things, from distributing profits or proceeds from a liquidation, paying bonuses, or transferring shares of the OSIC outside of China if Chinese residents have not completed or do not maintain the Foreign Investment Exchange Registration.

Song Yi and Song Hong, our principals, have filed the requisite application for foreign investment exchange registration under the relevant laws of China and the regulations of Notice 75, and their registration application has been approved by SAFE. Their foreign investment exchange registration is valid, legal and effective for the purpose of Notice 75.

However, we cannot provide any assurance that Chinese regulatory authorities will not impose further restrictions on the convertibility of the RMB. Since our subsidiary in China generates a significant proportion of our revenue and these revenues are denominated mainly in RMB, any future restrictions on currency exchanges may limit our ability to repatriate such revenues for the distribution of dividends to our shareholders or for funding our other business activities outside China.

We are subject to various tax regimes, which may adversely affect our profitability and tax liabilities in the future.

Diguang Development has subsidiaries and/or operations or other presence in the U.S., China, Hong Kong and the British Virgin Islands, and it will be subject to the tax regimes of these countries.  Although virtually all of Diguang Development’s profits will be earned outside of the U.S., under U.S. tax laws it is possible that some or much of Diguang Development’s earnings will be subject to U.S. taxation.  That may be true even if Diguang Development does not repatriate any of its foreign earnings to the U.S.  If that occurs, Diguang Development’s after-tax profits could decrease significantly.  Diguang Development will attempt to structure its operations in a manner that minimizes its overall corporate tax costs, but there is no assurance that it will be able to avoid having to pay significantly higher taxes than we have paid historically.  In addition, any change in tax laws and regulations or the interpretation or application thereof, either internally in one of those jurisdictions or as between those jurisdictions, may adversely affect Diguang Development’s profitability and tax liabilities in the future.

Cessation of the income tax exemption for Diguang Electronics may have an adverse impact on our net profits.

Diguang Electronics is currently enjoying a reduced rate of income tax under the central government and provincial government laws.  Under Chinese income tax law, Diguang Electronics, as a Foreign Investment Enterprise (“FIE”), would ordinarily be subject to the PRC central government and local income tax rates of 30.0% and 3.0%, respectively.  However, Chinese income tax law also provides that any FIE engaged in manufacturing that is scheduled to operate for not less than 10 years shall receive an exemption from the entire central government income tax for the two years beginning with its first profitable year and receive a 50.0% reduced income tax in the third through fifth years.

Normally, the concession rate for the central government income tax for FIEs established in special economic zones is 15.0%.  The concession rate for the central government income tax for FIEs of a production nature is 24.0% if they are established in coastal economic open zones or in the old urban districts of cities where the special economic zones or the economic and technological development zones are located. However, because Diguang’s subsidiary, Diguang Electronics, is recognized as a high-tech enterprise by the Shenzhen Science and Technology Bureau, it is entitled to a 50% reduction in the central government income tax for an additional three years (i.e., in the sixth through eighth years), subject to a minimum central government income tax rate of 10% in each of these years, pursuant to the Rules for the Implementation of the Income Tax law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises.  In fact, Diguang Electronics received a 100% exemption for the first two years (in 1999 and 2000) and a 50% exemption of the central government income tax for the next three years, from 2001 through 2003.

Although local tax authorities in China are responsible for collecting the applicable central government income tax as well as provincial government income tax, these authorities often follow local practices in tax collection matters.  Like most high-tech enterprises in Shenzhen, Diguang Electronics paid total income tax at a rate of 7.5% in 2004 and 2005 whereas, the applicable minimum required central government income tax rate was 10% for 2004 and 2005, respectively.  The Shenzhen tax authority had accepted without objection Diguang Electronics’ tax filings and payments for 2004 and 2005.  Diguang Electronics also expects that it will continue to pay income tax at a rate of 7.5% for 2006 because of local tax practices implemented by local tax authority.  Diguang Electronics believes the risk of application of a retroactive additional 2.5% tax and related penalties, if any, for 2004 and 2005 to be minimal.  However, there can be no assurance that Diguang Electronics will not be required to pay the deficient tax and any related penalty in the future.Furthermore, enterprises are entitled to receive a government subsidy sourcing from the proceeds collected as the central government income tax imposed on profits generated by certain products that have been approved for inclusion within the National (and/or Provincial) Important New Products Project.  Diguang Electronics needs to apply for this kind of government subsidies for three years from the date a product receives this approval.  Two of Diguang Electronics’ products, its color CCFL backlight for TFT-LCD TV and its white LED backlight have received this approval and are included in the National (and/or Provincial) Important New Products Project. Under the local incentive program implemented by Shenzhen Treasury Department financial fund assistance, Diguang Electronic had applied for receiving this kind of government subsidies based on 50% income tax imposed on the profit related to the above two products.  Pursuant to the relevant approvals, Diguang Electronics received the subsidies in 2003 and 2005 for the income tax imposed on the profit generated by these two products in 2002, 2003 and 2004 from the local government.  Diguang Electronics has been noticed through governmental circular that it is entitled to receive the subsidy for 2005 because one  product named New Type High Efficiency CCFL/LED Backlight (TFT-LCD Backlight) was listed on the National (and/or Provincial) Important New Products Project by the relevant local government.  Diguang Electronics intends to apply for continued inclusion of this one product within the National (and/or Provincial) Important New Products Project in October 2006 for the 2006 subsidy; if the application is approved, Diguang Electronics will be entitled to receive this kind of subsidy until at least October 2007.  However, there is no assurance that Diguang Electronics’ application will be approved.  If Diguang Electronics’ application is not successful, the subsidy income of tax refund may be reduced and its after tax profits may be adversely affected.

Cessation of value added tax refund for Diguang Electronics may have an adverse impact on our net profits.

Normally, Diguang Electronics would be required to pay a value added tax, or the difference between the VAT it pays and collects.  Based on the fact that two of Diguang Electronics’ products, its color CCFL backlight for TFT-LCD TV and its white LED backlight, are included in the National (and/or Provincial) Important New Products Project, Diguang Electronics is entitled to receive financial support according to the Rules for the Implementation of Financial Preferential Treatment on Shenzhen Important New Products.  In accordance with the detailed explanation provided by relevant government agencies, Diguang Electronics applied to receive government subsidy based on a 50% of the local portion of the VAT (which represents 25% of the total VAT) or VAT paid x 25% x 50%, in relation to these two products approved by Shenzhen Treasury Department financial fund assistance.  This application should be effective for three years from the date a product receives approval to be included in the National (and/or Provincial) Important New Products Project.  Pursuant to the relevant approvals, Diguang Electronics received this kind of government subsidy in 2003 and 2005 for the annual subsidies for 2002, 2003 and 2004 from the local government.  Diguang Electronics has been noticed through governmental circular that it is entitled to receive subsidy for 2005 because one  product named New Type High Efficiency CCFL/LED Backlight (TFT-LCD Backlight) was listed on the National (and/or Provincial) Important New Products Project by the relevant local government.  Diguang Electronics intends to apply for continued inclusion of this one product within the National (and/or Provincial) Important New Products Project in October 2006 for the 2006 subsidy; if the application is approved, Diguang Electronics will be entitled to the VAT refund until at least October 2007.  However, there is no assurance that Diguang Electronics’ application will be approved.  If Diguang Electronics’ application is not successful, the subsidy of VAT tax refund, may be reduced and its after tax profits may be adversely affected.

Because Chinese law will govern almost all of our material agreements after the Share Exchange, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern almost all of our material agreements after the Share Exchange. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States.  The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Additionally, substantially all of our assets will be located outside of the United States and most of our officers and directors will reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States.  Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Because most of our officers and directors reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over those persons if a lawsuit is initiated against us and/or our officers and directors by a shareholder or group of shareholders in the United States.  Also, because our officers will likely be residing in China at the time such a suit is initiated, achieving service of process against such persons would be extremely difficult.  Furthermore, because the majority of our assets are located in China it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, we have been advised that China does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

There can be no guarantee that China will comply with the membership requirements of the World Trade Organization, which could leave us subject to retaliatory actions by other governments and reduce our ability to sell our products internationally.

China has agreed that foreign companies will be allowed to import most products into any part of China.  In the sensitive area of intellectual property rights, China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that China will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner, if at all.  If China does not fulfill its obligations to the World Trade Organization, we may be subject to retaliatory actions by the governments of the countries into which we sell our products, which could render our products less attractive, thus reducing our revenues and profits.

There can be no guarantee that our management will continuously meet its obligations under Chinese law to enable distribution of profits earned in China to entities outside of China.

A circular recently promulgated by the State Administration of Foreign Exchange (“SAFE”) has increased the ability of foreign holding companies to receive distributions of profits earned by Chinese operating subsidiaries.  We qualify for this treatment, but remaining qualified for it will require the Chinese principals involved, Song Yi and Song Hong to meet annual filing obligations.  While they have agreed to meet those annual requirements, it is possible that they will fail to do so, which could limit our ability to gain access to the profits earned by Diguang Electronics.  The result could be the inability to pay dividends to our stockholders or to deploy capital outside of China in a manner that would be beneficial to our business as a whole.

Risks Related to our securities.

The market price of our shares is subject to significant price and volume fluctuations.

The markets for equity securities have been volatile. The price of our common shares may be subject to wide fluctuations in response to variations in operating results, news announcements, trading volume, general market trends both domestically and internationally, currency movements and interest rate fluctuations or sales of common shares by our officers, directors and our principal shareholders, customers, suppliers or other publicly traded companies. Certain events, such as the issuance of common shares upon the exercise of our outstanding stock options, could also materially and adversely affect the prevailing market price of our common shares. Further, the stock markets in general have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies and that have been unrelated or disproportionate to the operating performance of such companies. These fluctuations may materially and adversely affect the market price of our common shares and the ability to resell shares at or above the price paid, or at any price.

There may not be an active, liquid trading market for our common stock.

Our common stock is currently traded on the Over the Counter Bulletin Board, and we intend to file an application for listing on The NASDAQ National Market by the end of the second quarter of 2006 or as soon as practicable thereafter. Although we intend on meeting all of the necessary requirements as stated by NASDAQ Marketplace Rule 4420(a), there is no guarantee that our application will be accepted.  If we do not succeed in securing a listing on the NASDAQ National Market, it could limit the ability to trade our common stock and result in a reduction of the price that can be obtained for shares being sold.

Compliance with all of the provisions of the Sarbanes-Oxley Act may be a further condition of continued listing or trading. There is no assurance that if we are granted a listing on the NASDAQ National Market we will always be able to meet the NASDAQ National Market listing requirements, or that there will be an active, liquid trading market for our common stock in the future. Failure to meet the NASDAQ National Market listing requirements could result in the delisting of our common stock from the NASDAQ National Market, which may adversely affect the liquidity of our shares, the price that can be obtained for them or both.

We may not pay dividends.

We may not pay dividends in the future. Instead, we expect to apply earnings toward the further expansion and development of our business. The likelihood of our paying dividends is further reduced by the fact that, in order to pay dividends, we would need to repatriate profits earned outside of the U.S., and in doing so those profits would become subject to U.S. taxation.  Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price, rather than receiving an income stream from it. The price of our stock can go down as well as up, and fluctuations in market price may limit your ability to realize any value from your investment, including recovering the initial purchase price.

FINANCIAL INFORMATION

Selected Financial Data

Summary of Selected Consolidated Financial Data

The following summary of consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto that are included elsewhere in this Current Report on Form 8-K.  The selected financial information for the year ended December 31, 2001 was unaudited.  Historical results are not necessarily indicative of the results that may be expected for any future period.  Certain factors that affect the comparability of the information set forth in the following table are described in the notes to those financial statements.  When you read this historical selected financial data, it is important that you read along with it the historical financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Current Report on Form 8-K.

	Years Ended December 31,
	2001	2002	2003	2004	2005

Statement of Income Data:
Total revenues	$2,563,732	$4,023,865	$6,156,408	$24,483,222	$35,648,118
Income from operations	160,847	362,715	1,080,230	6,895,560	9,295,427
Net income	151,330	361,634	1,045,640	6,619,557	8,849,057
Weighted average shares outstanding	12,803,339	12,803,339	12,803,339	12,803,339	12,803,339

	2001	2002	2003	2004	2005
Balance Sheet Data At December 31:
Cash and cash equivalents	$899,373	$1,879,730	$1,241,033	$5,352,758	$10,054,568
Working capital	2,174,822	2,523,353	1,418,879	7,966,958	12,636,098
Total assets	4,371,332	5,641,847	7,940,920	14,158,413	23,403,591
Long-term debt	-	-	483,284	483,296	-
Stockholders’ equity	2,455,223	2,816,715	1,353,763	7,974,764	14,880,839

Exchange Rate Information

The following table sets forth certain information concerning exchange rates between Renminbi and U.S. dollars for the periods indicated:

Period	Period End	Average(1)	High	Low
2000	8.2781	8.2788	8.2799	8.2765
2001	8.2766	8.2773	8.2776	8.2761
2002	8.2773	8.2771	8.2800	8.2765
2003	8.2767	8.2771	8.2800	8.2765
2004	8.2765	8.2767	8.2774	8.2764
2005	8.0702	8.1788	8.2765	8.0702

Quantitative information about market risk and Qualitative information about market risk

Transaction Risk and Currency Risk Management

Our operations do not employ financial instruments or derivatives which are market sensitive and therefore we are not subject to the financial market risks associated with such instruments and derivatives.

Exchange Rate Sensitivity

Our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since a majority of our sales in 2005 were made in U.S. dollars and Hong Kong dollars, and since the Hong Kong dollar is pegged to the U.S. dollar at an amount in the range of 7.75 to 7.85, a strengthening of the U.S. dollar could make our products less competitive in foreign markets. Our interest expense is sensitive to changes in the general level of interest rates in the U.S.

Due to the nature of our short-term investments, we do not believe that there is any material market risk exposure and therefore do not believe that quantitative tabular disclosures are required.

Our production base is in China, which results in a substantial portion of our operating expenses being denominated in Renminbi, although the majority of our purchases are made in U.S. dollars.

The value of the Renminbi, the main currency used in the PRC, fluctuates and is affected by, among other things, changes in China's political and economic conditions. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People's Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. The official exchange rate has remained stable over the past several years. However, China recently adopted a floating rate with respect to the Renminbi, with a 0.3% fluctuation. As a result, the exchange rate of the Renminbi recently rose to 8.11 against the dollar, amounting to a 2% appreciation of the Renminbi. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could have various adverse effects on our business, as described in Risk Factors, above.

We currently do not engage in hedging or other activities to control the risk of our foreign currency exposure.

Exchange Controls

Chinese law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in China to other countries, and the remittance does not require prior approval by the State Administration on Foreign Exchange. SAFE regulations formerly required extensive documentation and reporting, some of which was burdensome and slowed payments. If there is a return to payment restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business which they own as a result of other restrictions that the Chinese government may impose.  Relevant Chinese law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that the Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves which amounts are to distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our shareholders as dividends.

Interest Rate Risk

We are equity financed and do not have any debt that is subject to interest rate change risk.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONIDTION AND RESULTS OF OPERATIONS

Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors.” This section should be read in conjunction with our consolidated financial statements.

The following discussion presents information on the business of Diguang International Development Co., Ltd. on a consolidated basis and analyzes its financial condition and results of operations for the years ended December 31, 2003, 2004 and 2005.

Overview

Diguang International Holdings Limited, “Diguang”, has three subsidiaries: Shenzhen Diguang Electronics Co., Ltd., “Diguang Electronics”, a China-based company; Well Planner Limited, a Hong Kong-based company; and Diguang Science and Technology (HK) Limited, “Diguang Technology”, also a British Virgin Islands-based company, which, together with Diguang Electronics and Well Planner are referred to as the “Diguang Subsidiaries”.  Diguang Electronics is the main operating entity, Well Planner is a pass-through entity for forwarding purpose, and Diguang Technology is an entity for procurement and distribution purpose.

We design, manufacture and distribute LED and CCFL backlights for LCDs in a variety of consumer electronic applications, including color displays for cell phones, digital cameras, televisions, car navigation systems, computer displays, camcorders, PDAs, DVD, CD and MP3 players, appliance displays and the like.

Revenue of products sales is generated from manufacturing and selling small to medium-sized Light Emitting Diode and Cold Cathode Fluorescent Lamp backlights for Liquid Crystal Displays in a variety of applications.

The Company’s production is typically scheduled in accordance with each customer’s specifications in response to the purchase orders (“PO”) placed by the customers. The Company generally does not obtain long-term commitments from its customers. The PO is a legally enforceable agreement recognized and signed by both parties. The general terms in the PO  are as follows: 1) PO  is deemed accepted unless the supplier notifies the Company of any requested changes within 5 calendar days of the PO  date; 2) total contract price; 3) customer’s specifications; 4) payment terms: L/C at sight CIF HK or the appointed warehouse by the domestic customers or monthly settlement with T/T; and 5) shipment. There are no indicators of specific customer acceptance provisions, return policy, post shipment obligations, warranties or other privileges in the PO .

In practice, after receiving the PO , the Company will start manufacturing in accordance with the customer’s specifications, as set forth in the PO. The manufacturing period will normally last 3-4 days and the delivery period will normally be 2-3 weeks. The Company is responsible for the delivery of the goods to the designated destinations. In general, the Company does not provide any product warranty but does promise to replace the products shipped if there are any quality issues. The customer has the right to refuse payment and seek replacement if the products received have quality defects. Once the goods have been delivered by the shipping company to the designated location and the customer has signed the acceptance documents, then the PO  is complete and the Company can recognize revenue. Statistically, the amount of products redelivered for replacement purpose was less than 0.5% of the revenue recognized after receiving a customer’s acceptance and the retuned products are generally reusable after minor repair due to the nature of backlight products. Therefore, warrant liability was ignorable. Accordingly, the Company generally does not accrue product warranty liability at the end of reporting period.

During the past several years, we have focused our efforts on developing new Chinese and international customers with multiple needs for backlights, as well as on decreasing costs and streamlining our corporate structure. We have significantly strengthened our core engineering competencies and manufacturing processes and expanded our manufacturing capacity to meet the volume demands from our customers while also enhancing our economies of scale.  In addition, we have begun to engage our customers at the design stage, emphasizing our engineering design capability that can adapt to the change in product mix and accelerate the effective rollout of new products for our customers.  More recently, with our increasing base of international customers, we have begun to shift our focus to servicing those customers through offering new proprietary technologies, ongoing product improvements and the co-developing new products.  We believe that our emphasis on research and development, engineering, and process manufacturing will allow us to continue to maintain our competitive advantages.Our production is typically scheduled in response to a purchase order placed by a customer.  However, in order to decrease delivery times, for certain customers we may purchase components based on non-binding forecasts or in anticipation of orders.  This component purchasing activity depends on the nature of our relationship with these customers.  We generally do not obtain long-term commitments from our customers.  Business changes in a customer’s industry could affect our revenue in any given period.  One of the risks in our business is that inventory produced in anticipation of a customer’s order may become obsolete due to the customer’s decision to discontinue or change the design of a particular product.

We manage this risk through customer forecasts and our involvement in product changes and engineering. Our design and engineering services also allow us to understand and meet our customers’ needs better and to anticipate industry trend changes that might affect our inventory and purchasing decisions.  Changes in labor costs and other operating expenses may affect our cost of sales.  However, our yield rate, which is the percentage of units produced that meet customer acceptance standards, is one of the most significant factors affecting our cost of sales.  Typically, defect rates in our industry impose a significant additional cost in manufacturing.  We have focused our efforts on minimizing our defect rates and the cost of defects through a number of means.

We were ISO9002 certified in 1999, QS9000 certified by Moody International Authentication in 2002 and certified by The TUVCERT Certification Body ISO9001 in 2005, which means that we have met international quality system standards related to our manufacturing processes.  In addition, significant customers generally conduct quality inspections of our manufacturing process in order to determine whether they should use as one of their vendors.  We inspect our raw materials upon receipt to eliminate quality problems that will lead to defects at a later stage, thus avoiding the wasted investment of labor and other materials that would occur if the defective materials were used and the defect discovered at a later stage.  That helps us to improve yield rates, customer satisfaction, and reduce warranty claims and product returns.

We believe that our proprietary technology, product quality and manufacturing processes are our core strengths.  We do not anticipate any change in our practices and consider our investment in our research and development, engineering and quality departments as important factors in our success.

During the year ended December 31, 2005, we expanded our production capacity by moving into a new manufacturing facility that is currently only operating at approximately 62% of the designed capacity. While that excess capacity adds to our overhead at present, it puts us in a position to meet the anticipated increase in customer demands.  We also believe that we are able to expand our business operation beyond the limitation of the current facility if demands for our products justify doing so.

We intend to continue our efforts to increase our international market share in the small- and medium-sized backlight segments.  To accomplish this task, we will hire additional qualified sales and marketing staff to sell to multinational companies, and we will appoint additional capable foreign sales agents in select target countries worldwide.  Furthermore, we believe that our global reputation as a high quality, low-cost producer of backlights is spreading as many international companies are contacting us based on referrals from our existing customers.

A second area of our focus in 2006 is entering new markets, which includes LED/CCFL backlights from 15" to 19" and the larger LED backlights for the LCD television market.  Our chance of success in this growing market will be based on whether the major producers of flat panel televisions decide to purchase the new LED backlight products that we have developed.  These new backlight products incorporate proprietary heat dissipation technology that overcomes what has been a significant obstacle to use of LED backlights in this application.  We believe our new technology will make the product attractive to potential customers.  Some highly regarded multi-national companies have already expressed interest in this line of products.  If we receive orders, we would expect to initiate limited production of these products in the second quarter of 2006.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section are based upon our financial statements, which have been prepared in accordance with the generally accepted accounting principles in the United States.  During the preparation of our financial statements we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies.  We base our estimates on historical experience and on various other assumptions that we believe are reasonable under current conditions.  Actual results may differ from these estimates under different assumptions or conditions.

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policy,” we identified the most critical accounting principles upon which our financial status depends. We determined that those critical accounting principles are related to the use of estimates, inventory valuation, revenue recognition, income tax and impairment of intangibles and other long-lived assets.  We present these accounting policies in the relevant sections in this management’s discussion and analysis, including the Recently Issued Accounting Pronouncements discussed below.

Revenue Recognition

Revenue generated from sales of backlight units is recognized when persuasive evidence of an arrangement exists (such as a purchase order or contract), delivery of the products has occurred, customer acceptance has been obtained (which means the significant risks and rewards of the ownership have been transferred to the customer), the price is fixed or determinable and collectibility is reasonably assured.

Accounts Receivable

During the normal course of business, we extend unsecured credit to our customers. Typical credit terms require payment to be made within 90 days of the invoice date.  We do not require collateral from our customers.  We maintain our cash accounts at credit worthy financial institutions.

We regularly evaluate and monitor the creditworthiness of each customer on a case-by-case basis.  We include any account balances that are determined to be uncollectible in the allowance for doubtful accounts.  After all attempts to collect a receivable have failed, the receivable is written off against the allowance.  Based on the information available to management, we believe that its allowance for doubtful accounts as of December 31, 2004 and 2005, respectively, was adequate.

Inventories

Inventories are composed of raw materials and components, work in progress and finished goods, all of which are related to backlight products.  Inventories are valued at the lower of cost (based on weighted average method) or the market.  Our industry is characterized by rapid technological change, short-term customer commitments and rapid changes in demand.  We make provisions for estimated excess and obsolete inventory based on our regular reviews of inventory quantities on hand and the latest forecasts of product demand and production requirements from our customers.  We write down inventories that are not saleable, excess or obsolete, whether raw materials, work-in-process or finished goods, by charging such write-downs to cost of sales.  In addition to write-downs based on newly introduced parts and statistics, judgments are used for assessing provisions for the remaining inventory based on salability and obsolescence.

Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No 109, “Accounting for Income Taxes” (“SFAS No. 109”).  SFAS No. 109 requires an entity to recognize deferred tax liabilities and assets.  Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

Diguang Electronics is registered at Shenzhen and subject to a favorable income tax rate at 15% comparing to a statutory income tax rate of 33% (30% for the central government and 3% for the local government) under the current tax laws of PRC because Shenzhen is a special zone designated by Chinese central government to attract foreign investments.  Diguang Electronics has been deemed as a high-tech company by Shenzhen Bureau of Science, Technology & Information.  Under this category, Diguang Electronics has been entitled to enjoy a 100% exemption of corporate income tax for the first two years from the first profit-making year (years ended December 31, 1999 and 2000) and a 50% exemption of corporate income tax for the following three years (years ended December 31, 2001, 2002 and 2003) in accordance with the preferential rules approved by Shenzhen local tax authority on August 2, 1999.  Also being recognized by relevant government agencies as a high-tech company in June 2003, Diguang Electronics has been granted a 50% exemption of corporate income tax for additional three years after the previous tax preferential period ended on December 31, 2003.  However, in accordance with the Rules for the Implementation of the Income Tax law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises prescribed by the central government, the minimum corporate income tax rate should be 10% within the three years ended December 31, 2004, 2005, and 2006.  We recorded the income tax provision based on 10% of corporate income tax rate for the years ended December 31, 2004 and 2005 considering that the difference between the 7.5% rate implemented by the local tax authority and the 10% rate in terms of the rules prescribed by the central government should be recognized as income tax provision and income tax payable for conservative consideration.

Well Planner is subject to corporate income tax under Hong Kong Inland Revenue jurisdiction.  However, Well Planner does not have Hong Kong sourced income.  In accordance with Hong Kong tax regulation, Well Planner has not been taxed since its inception.

There is no income tax for the companies domiciled in British Virgin Islands.  Accordingly, Diguang Technology has not presented any income tax provision related to British Virgin Islands tax jurisdiction.

Because the consolidated financial statements were based on the respective entities’ historical financial statements, the effective income tax rate for the periods reported only represent the effect of actual income tax provisions incurred in Diguang Electronics.

At December 31, 2004 and 2005, the allowance for doubtful accounts at Diguang Electronics was $9,718 and $41,779, respectively.  The remaining balance of $450,129 and $450,129 of the allowance for doubtful accounts at December 31, 2004 and 2005, respectively, was of Diguang Technology, which is not subject to any corporate income tax.  Because Diguang Electronics is the only entity which will be subject to corporate income tax at a rate of 10%, the impact of deferred tax assets arising from the allowance for doubtful accounts at Diguang Electronics level at December 31, 2004 and 2005, respectively, was minimal.  Except this minimal impact of deferred tax assets, we did not have any other temporary differences which would have given rise to deferred income tax assets and liabilities.  Accordingly, we did not provide the disclosure of deferred tax assets and liabilities for the periods reported.

Impairment of Long-Lived Assets

We review long-lived assets for impairment when certain indicators are present that suggest the carrying amount may not be recoverable.  This review process primarily focuses on other intangible assets from business acquisitions and property, plant and equipment. Factors considered include the under-performance of a business compared to expectations and shortened useful lives due to planned changes in the use of the assets.  Recoverability is determined by comparing the carrying amount of long-lived assets to estimate future undiscounted cash flows.  If future undiscounted cash flows are less than the carrying amount of the long-lived assets, an impairment charge would be recognized for the excess of the carrying amount over fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique.  Additionally, in the case of assets that will continue to be used by us in future periods, a shortened life may be utilized if appropriate, resulting in accelerated amortization or depreciation based upon the expected net realizable value of the asset at the date the asset will no longer be utilized by us.  Actual results may vary from estimates due to, among other things, differences in operating results, shorter asset useful lives and lower market values for excess assets.

Results of Operations

Comparison of the Years Ended December 31, 2005 and 2004

Net Revenue ─ Net revenue was $35.6 million for the year ended December 31, 2005, an increase of $11.1 million, or 46%, compared to $24.5 million for the prior year.  The increase in revenue for the year ended December 31, 2005 was attributed mainly to increases in sales to international customers, which totaled $30.7 million for the year ended December 31, 2005.  Compared to the international sales of $19.8 million for the prior year, there was an increase of $10.9 million, or 55%.  Sales to domestic customers were $4.9 million for the year ended December 31, 2005, a slight increase of $0.2 million over sales to domestic customers of $4.7 million for the prior year, a 5.5% increase.  By the end of year 2003 Diguang Electronics had successfully developed a medium size CCFL, less than 10.4 inches, which was broadly applied to automobile systems, laptops, and DVDs.  The commercial production of the medium size CCFL backlights resulted in a substantial increase in our 2004 sales revenue and the growth continued in the 2005 as demand in that market grew.  Virtually all of our sales growth in 2005 was the result of an increase in unit sales, both newly introduced products and products similar to those produced in 2004.  Overall prices remained relatively stable between the two periods, although competition did lead to a decrease in prices of about 5% - 8% on certain existing products.  Those price decreases were offset by increases in sales volumes.  Whether our growth will continue at this rate is difficult to predict, as we generally do not enter into long-term supply contracts with our customers on which our projections were based.  However, we believe that the combination of price, quality and our high level of customer service will enable us to continue to compete effectively for the foreseeable future.

Cost of Sales ─ Cost of sales was $23 million for the year ended December 31, 2005, an increase of $8.5 million, or 59%, compared to $14.5 million for the year ended December 31, 2004.  This increase was consistent with the increase in the net revenue.  As a percentage of the net revenue, cost of sales for the year ended December 31, 2005 and 2004 was 65% and 59%, respectively.   The increase in cost of sales as a percentage of the net revenue was attributed to the higher rental incurred for the new and larger plant, the increased depreciation and amortization of new equipment and the product price reductions sometimes given in exchange for larger orders, although those large orders also had offsetting economies associated with them, such as longer production runs.  An increase in labor costs also constituted a factor to the increase in cost of sales.  The overall gross profit ratio was 35% for the year ended December 31, 2005, and due to the cost of sales increase, the gross profit decreased by 6% compared to 41% for the prior year.

Selling Expenses ─ Selling expenses were approximately $1,480,000 for the year ended December 31, 2005, an increase of $576,000, or 64%, compared to $904,000 for the prior year.  As a percentage of net revenue, selling expenses were 4.2% and 3.7% for the year ended December 31, 2005 and 2004, respectively.  The increase in selling expenses as a percentage of the net revenue for year ended December 31, 2005 was attributable to the increase in commissions paid to the trade agencies as a result of the increase in our sales to international customers from $19.8 million in 2004 to $30.7 million in 2005.  We anticipate that as international sales grow and larger contracts are obtained, future selling expenses will fall to and remain at 2% - 3% of net revenues.

Research & Development - Approximately 27% of research and development expenses consisted of payroll expenses, 56% of which was the consumption of moulds and materials.  The remaining balance of these expenses was the training and relevant laboratory expenses.  For the year ended December 31, 2005 these expenses were approximately $870,000, before offset by the government subsidies, an increase of $67,000 compared to $803,000 for the prior year.  This increase in research and development expenses was due to an increased effort to develop new types of backlight products to become a leader in backlight technology advancement.  Our focus on research and development and the related expenses ultimately resulted in a significant increase in our total sales.  In the future, we expect to continue to increase our research and development efforts and develop new patented proprietary technologies that create significant and sustainable competitive advantages.

General and Administrative - General and administrative expenses for the year ended December 31, 2005 were approximately $1.1 million, a decrease of $330,000 or a 23% decrease, compared to approximately $1.4 million for the prior year.  The decrease resulted from the fact that during 2004, a bad debt provision of $459,000 was provided for aged outstanding accounts receivable from an Europe company and a professional fee of approximately $450,000 related to the discontinued efforts to list on the Singapore Stock Exchange.  Additional expenses related to the increase in general and administrative expenses for the year ended December 31, 2005 included $285,000 incurred for financial auditing of the prior years in preparation for the reverse merger and private placement, a depreciation & amortization increase from $85,000 to $254,000, a $169,000 increase, a business travel & transportation increase from $21,000 to $103,000, a $82,000 increase, office supply expense increase from $27,000 to $61,000, a 34,000 increase, and a welfare increase from $45,000 to $61,000, a $16,000 increase.  As a percentage of sales, general and administrative expenses were 3.1% and 5.8% for the year ended December 31, 2005 and 2004, respectively.  This decrease as a percentage of total sales was attributed to the fact that the increase in sales was faster than the increase in our general and administrative expenses and that the above bad debts provision and listing expenses ($900,000) did not accrue in 2005.  Partially offsetting those decreases was a deferred offering expense of approximately $26,000 related to the private placement in connection with the Share Exchange transaction with Online Processing, Inc. on the balance sheet as of December 31, 2005, for auditing and legal expenses in connection with the share exchange between the shareholders of Diguang and Online Processing and related transactions.

Interest Income (Expense) - After net of interest expense, there was interest income of $46,000 for the year ended December 31, 2005.  Comparing to interest expense of $22,000 in the prior year, there was a swing of $68,000.  The decrease in interest expenses for 2005 was due to the fact that we paid off the outstanding bank loan of $483,000 at the second half of 2005 in addition to the fact that the increase in interest income was from the cash of approximately $10 million in bank at December 31, 2005 compared to $5 million at December 31, 2004.

Government Subsidies in Other Income - Diguang Electronics received government subsidies of approximately $203,000 and $5,500 for the year ended December 31, 2005 and 2004, respectively.  Of the $203,000 government subsidies recognized, approximately $142,000 was related to research and development expenses.  The remaining $61,000 was recognized as part of other income whereas there was only approximately $5,500 recognized in the prior year which was not related to research and development expenses and recognized as part of other income.  We followed the international prevailing practice to account for government subsidies recognized.  Any subsidies received with specification to support the research and development effort was first offset against Diguang Electronics’ research and development expense and the remaining balance, if any, together with proceeds from other subsidy programs, was recognized as other income.  Whether or not we will receive any government subsidies is beyond our control.  Accordingly, we presented the government subsidies recognized part of other income below the operation income line for the periods reported.  The increase in subsidies in 2005 was mainly due to the fact that Diguang Electronics received government subsidies for its actively participating in international marketing and development of small and medium enterprises.

Income Tax Provision - The income tax provision for the year ended December 31, 2005 was approximately $533,000, an increase of $274,000, or 106%, compared to $259,000 for the prior year.  The increase in income tax provision was attributed mainly to the increase in taxable income in Diguang Electronics, as this entity was the only entity subject to corporate income tax.  The taxable income in Diguang Electronics for the year ended December 31, 2005 was $5,413,000, compared to $2,610,000 of taxable income in Diguang Electronics for the prior year.  The increase in taxable income was a result of a combination of an increase in sales and a decrease in operating expenses as a percentage of total sales.

Net Income - Net income grew $2.2 million or 34% to approximately $8.8 million for the year ended December 31, 2005, from approximately $6.6 million for the prior year.  An increase in overall sales, led by growth in international sales and continued decrease of operating expenses as a percentage of total sales (from 12.8% for the year ended December 31, 2004 down to 9.3% for the year ended December 31, 2005) were the major contributing factors to the increase in net income.

Comparison of the Years Ended December 31, 2004 and 2003

Net Revenue - Net revenue was $24.5 million for the year ended December 31, 2004, an increase of $18.3 million, or 298%, compared to $6.2 million for the prior year.  The increase in total revenue was attributed mainly to an increase in international sales, which totaled approximately $19.8 million for the year ended December 31, 2004, compared to approximately $3 million for the prior year, an increase of $16.8 million, or 545%.  The net domestic sales were $4.7 million for the year ended December 31, 2004, an increase of approximately $1.6 million compared to approximately $3.1 million for the prior year, representing a 51.3% increase.  By the end of year 2003 Diguang Electronics had successfully developed a medium size CCFL (less than 10 inches), which was broadly applied to automobile systems, laptops, and DVDs.  The commercial production of the medium size CCFL backlights resulted in a substantial increase in our 2004 unit sales volumes, as these products were marketed only in the last quarter of 2003.  In addition, sales volumes on other product lines existing in 2003 also increased in 2004.  Virtually all of our sales growth in 2004 was the result of an increase in unit sales, both newly introduced products and products similar to those produced in 2003.  Overall prices remained relatively stable between the two periods, although competition did lead to a decrease in prices of about 5% - 8% on certain existing products.

Cost of sales - Cost of sales was $14.5 million for the year ended December 31, 2004, an increase of $10.4 million compared to $4.1 million for the prior year, representing a 2.5 times increase, which was consistent with the increase in the total net revenue. The gross profit ratio increase from 33% for the prior year to 41% for the year ended December 31, 2004, representing an 8% improvement.  The increase in gross profits was mainly due to the launch and commercial production of the new CCFL products, which increased the proportion of these higher margin products in our overall product sales.

Selling - Selling expenses were approximately $904,000 for the year ended December 31, 2004, an increase of $768,000, or 563%, compared to $136,000 for the prior year.  The increase was due mainly to the increase in commission paid to the trade agencies related to sales to international customers, which was consistent with the increase in net revenue.  As a percentage of sales, selling expenses were 4% and 2% for the year ended December 31, 2004 and 2003, respectively.  This increase in selling expenses as a percentage of sales was attributed to obtaining larger contracts that generated increased international sales in 2004, compared to 2003 where similar sales efforts were performed for smaller contracts that generated less revenue.

Research & Development - Research and development expenses for the year ended December 31, 2004 were approximately $803,000, an increase of $512,000, compared to $291,000 for the prior year.  The increase in research and development expenses was due to an increase in our efforts in developing a new proprietary heat dissipation technology for LED backlights in large LCD devices.

General and administrative expenses - General and Administrative expense for the year ended December 31, 2004 was approximately $1.4 million, an increase of $0.9 million, or 169%, compared to approximately $531,000 for the prior year.  The increase of $0.9 million included a bad debt provision of $459,000 for aged outstanding accounts receivable from an Europe company and a professional fee of $450,000 related to preparations for a discontinued listing on the Singapore Stock Exchange.  As a percentage of sales, general and administrative expenses were 5.8% and 8.6% for the years ended December 31, 2004 and 2003 respectively.  The smaller percentage of 2004 revenues resulted from the fact that total net revenue increased more quickly than did general and administrative expenses.

Interest Expense - Net interest expense was approximately $22,000 and $4,000 for the years ended December 31, 2004 and 2003, respectively.  The increase of $18,000 was due to the interest paid to a commercial bank from which Diguang Electronics obtained a bank loan of $483,000 during 2004.

Government Subsidies in Other Income - Diguang Electronics received government subsidies of approximately $6,000 and $47,000 for the years ended December 31, 2004 and 2003, respectively.  In 2003 subsidies were higher as a result of the fact that Diguang Electronics received government subsidies sourcing from the proceeds of value added tax and corporate income tax collected to encourage Diguang Electronics’ research and development effort of $29,000 and cash of $18,000 for international market development from the government sponsored Small & Medium Enterprise Association.

Income Tax Provision - The income tax provision for the year ended December 31, 2004 was approximately $259,000, an increase of $205,000, or 378%, compared to $54,000 for the year ended December 31, 2003. The increase in the income tax provision was attributed mainly to the increase in taxable income in Diguang Electronics (as this entity was the only entity subject to corporate income tax, whereas the other two entities were not subject to any corporate income tax).  The taxable income in Diguang Electronics was $2.6 million compared to $679,000 of taxable income in Diguang Electronics for the prior year.

Net Income - Net income grew $5.6 million or 533% to approximately $6.6 million for the year ended December 31, 2004, from approximately $1.0 million for the prior year. The major factors that contributed to an increase in overall sales included growth in international sales and a significantly improved gross profit ratio.

Liquidity and Capital Resources

As of December 31, 2005, we had total assets of $23.4 million, of which cash amounted to $10.1 million, accounts receivable amounted to $6.1 million and inventories amounted to $3.4 million.  While our working capital was approximately $12.6 million, our equity amounted to $14.9 million.  Our quick ratio was approximately 2.1:1.  However, there was a related party receivable of approximately $22,000 and a related party payable of approximately $137,000.  It is our intention to reduce the related party receivable and payable on our balance sheet to the extent possible.

Comparison of the Year Ended December 31, 2005 and 2004

Our principal source of funds for the year ended December 31, 2005 and 2004 was from operating cash flows.  For the year ended December 31, 2005, operating cash flow was $9.6 million compared to an operating cash flow of $4.9 million for the year ended December 31, 2004.  The reason for the increase in cash flow from operating activities was due to the significant increase in our net income from $6.6 million in 2004 to $8.8 million in 2005, an increase by $2.2 million or 34%.  As a result of the investment in our fixed assets incurred in the current year and prior years, our depreciation and amortization expenses in 2005 increased by approximately $168,000. These newly acquired fixed assets greatly support the growth in our total sales.  The increase in accounts receivable in 2005 resulted in a negative cash flow of $1.3 million, decreased by almost 1.0 million compared to the same item in 2004.  In order to maintain our readiness for sales, the increase in our inventory resulted in a negative cash flow of $1.8 million, which represented an increase of $3 million compared to the positive cash flow of $1.2 million in 2004.  However, the increase in inventory was offset by the increase in accounts payable, which was $3 million in 2005, increased by almost $2.7 million.  Other receivables increased by $214,000 in 2005 as compared with an increase of $886,000 in 2004. The increase in income tax payable was $348,000 as a result of recognizing income tax provision based on 10% of corporate income tax rate based on conservative consideration, an increase of $180,000 compared to $167,000 in the prior year.  The increase in accrued liabilities in 2005 was only $262,000, an increase of $1 million compared to a $752,000 decrease in the prior year.

Cash used in investing activities was $3.4 million and $0.5 million for years ended December 31, 2005 and 2004, respectively.  Approximately $1.8 million was spent to purchase new production equipment for the Dongguan factory in 2005, an increase of approximately $1.7 million from $160,000 for the year ended December 31, 2004.  Additional purchases of new equipment and machinery in the year ended December 31, 2005 allowed us to increase our capacity at the Dongguan facility and accommodate larger and more time sensitive orders from customers.  Amounts due from related parties amounted to $722,000 for the year ended December 31, 2005. The cash idle in Diguang Technology was put into our short-term deposit for interest earning purpose resulting in the negative cash of $765,000, an increase of $474,000 compared to the negative cash flow of $291,000 in the prior year.  The deposit of almost $97,000 for purchasing office space was incurred only in 2005.

Cash used in financing activities was $1.5 million and $307,000 for the year ended December 31, 2005 and 2004, respectively.  The increase in cash used in financing activities for the year ended December 31, 2005 was due to the repayment to related parties, which was a negative cash flow of $1 million, an increase of $705,000 compared to $307,000 in the prior year.  Another major factor in the increase of negative cash flow in financing activities was the repayment of a bank loan, which was approximately $471,000 in 2005 compared to nil in the prior year.  As we discussed in general and administrative expenses, considering the upcoming fund raising activities, we recognized deferred offering expense of approximately $26,000 on the balance sheet to offset the future proceeds from fund raising exercise, which did not incur in 2004.

Comparison of the Year Ended December 31, 2004 and 2003

Our principal source of funds for the years ended December 31, 2002, 2003 and 2004 was from operating cash flow.  Our operating cash flow for the years ended December 31, 2003 and 2004 was ($218,000), and $4.9 million, respectively.  This cash generating ability is one of our fundamental strengths, and it provides us with substantial financial flexibility in meeting operating, financing and investing needs.

For the year ended December 31, 2004, operating cash flow increased by $5.1 million compared to the negative operating cash flow of $218,000 for the prior year. The reason for the negative operating cash flow for the year ended December 31, 2003 was due to increases in inventory and accounts receivable in late 2003. However, the increase in inventory in late 2003 provided the potential to increase our revenue and net income significantly in 2004. Overall, the increase in operating cash flows was attributed mainly to our relatively higher profitability. As discussed above, our net income grew 533%, from $1.0 million for the year ended December 31, 2003 to $6.6 million for the year ended December 31, 2004. A bad debt provision of $460,000 in 2004 was also a significant factor for the increase in operating cash flow. Depreciation and amortization during the year ended December 31, 2004 increased by only $32,000, which was related to newly acquired equipment in 2003 and 2004 to support our business growth. The increase in accounts receivable in 2004 resulted in a negative cash flow of $2.3 million, decreased by almost 1.9 million compared to the same item in 2003.  In order to maintain our readiness for sales, the decrease in our inventory resulted in a positive cash flow of $1.2 million, which represented a swing of $3.3 million compared to the negative cash flow of $2.0 million in 2003.  However, the increase in inventory was offset by the increase in accounts payable, which was $386,000 in 2004, decreased by almost $764,000.  Other receivables increased by $886,000 in 2004 as compared with an increase of $80,000 in 2003. The increase in income tax payable was $167,000 as a result of recognizing income tax provision based on 10% of corporate income tax rate based on conservative consideration, increased by $124,000 compared to $43,000 in the prior year.  The decrease in accrued liabilities in 2004 resulted in negative cash flow of $752,000, decreased by $1.0 million compared to the positive cash flow of $301,000 in the prior year.

Cash used in investing activities was $450,000 and $276,000 for years ended December 31, 2004 and 2003, respectively. Cash used to purchase new production equipment in 2004 was approximately $160,000, a decrease of $19,000 compared to $178,000 for the prior year. Accumulation of investment in new equipment and machinery in 2003 and 2004 provided us with a potential to make full use of our capacity and accommodate larger and urgent orders from customers. The cash flow used in related party receivable was approximately zero for the year ended December 31, 2004 compared with just $98,000 in the prior year, which meant that our shareholders were drawing funds from our operations during the later period. The cash idle in Diguang Technology was put into our short-term deposit for earning interest purpose, which did not incur in 2003.

Cash used in financing activities was $307,000 for the year ended December 31, 2004, whereas there was only $144,000 for the prior year.  The increase in negative cash flow in financing activities was due to the pay-off of related party payables by $307,000 in 2004 compared to the increase in related party payables by $2 million (the amount to acquire Diguang Hong Kong), representing a swing of $2.3 million, minus dividends paid of $2.7 million, in 2003.  These activities were a significant factor to account for the changes in cash flow used in financing activities for both years.  In addition, there were proceeds of $483,000 from bank loans and a capital infusion of $142,000 in 2003 that was offset by a repayment of $165,000 made to a bank.

Subsequent Events

On January 10, 2006, the Company entered into a definitive Share Exchange Agreement to be acquired by Online Processing, Inc., a public shell company established under the laws of State of Nevada.  In accordance with the signed Share Exchange Agreement, the owners of the Company will own the majority of voting stock as they will receive an aggregate of 18,250,000 shares of common stock in exchange for all of the issued and outstanding capital stock of Diguang.  The shares to be issued to the stockholders of the Company will be issued only to accredited investors pursuant to a claim of exemption under Section 4(2) of the Securities Act of 1933, as amended, for issuances not involving a public offering.

The closing of the Share Exchange was contingent upon the satisfaction of certain material conditions, which by the time of this filing, have been satisfied or waived.  The main conditions were: 1) Online would convert from a Nevada corporation into a British Virgin Islands based company simultaneously with the closing of the Share Exchange; and 2) the completion of a private placement, 2.4 million shares of Online’s common stock would be sold at a per share price of $5.00, generating gross proceeds of $12 million.  The Offering closed immediately after the closing of the Share Exchange.  The securities sold in the offering are not registered under the Securities Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.  The $12 million proceeds that Online received in the Offering will be used to acquire plant and buildings and additional machinery and equipment, to expand research and development efforts and to provide additional working capital to fund strategic joint ventures, and/or perform acquisitions.  In addition, part of the proceeds will be used to ensure our ability to meet SEC reporting and other regulatory requirements.

In accordance with the signed Share Exchange Agreement, the shareholder of the Company will be granted certain incentive shares if the Company (post reverse merger) meets certain financial performance criteria. The incentive shares and financial performance criteria are as follows:

	Total Incentive Shares	2006	2007	2008	2009
Sino Olympics Industries Limited	6,000,000	500,000	1,500,000	2,000,000	2,000,000
After-tax Profit Target (in million) (1)		$15.7	$22.8	$31.9	$43.1

(1) After-tax profit targets shall be the income from operations, less taxes paid or payable with regard to such income, excluding the effect on income from operations, if any, resulting from issuance of Incentive Shares in any year. By way of example, if the Incentive Shares for 2006 are earned and issued in 2007 with an aggregate value of $7 million, and as a result the income from operations for 2007 is reduced by $7 million, the determination of whether the after-tax profit targets are hit for 2007 will be made without deducting the $7 million from income from operations. That is, if income from operations was $20 million after the charge for issuance of the Incentive Shares, for purposes of issuance of Incentive Shares for 2007, income from operations will be deemed to be $27 million, and whether the target is hit will be determined by deducting from $27 million the amount of taxes that would have been paid or payable had income from operations actually been $27 million.

On February 15, 2006, both parties of the above Share Exchange Agreement agreed to waive the above re-domiciling condition and therefore, Online remains as a Nevada company.  The condition was later removed in the amended and restated Share Exchange Agreement dated March 17, 2006.

In accordance with “Agreement for Sale of Stock” signed between and among the seller, Sino Olympics Industrial Limited, “Sino Olympics”, and five buyers, immediately before the closing of the Share Exchange, the buyers acquired, collectively, 876,941 of the 12,803,339 issued and outstanding shares in exchange for cash of $5 million, which the buyers placed in an escrow account upon the signing of the said agreement and which was released to Sino Olympics at the closing.  Thereafter, the buyers converted the aggregate total of 876,941 shares of Diguang common stock into an aggregate total of 1,250,000 shares out of 18,250,000 shares of Online’s common stock at the closing.  The above contemplated transaction was disclosed in the amended and restated Share Exchange Agreement dated March 17, 2006.

In December 2005 we placed an earnest money deposit of RMB800,000, approximately $100,000, to acquire office space, 1,225 and 45/100 square meters, in the Futian district of Shenzhen at a purchase price of approximately $1.86 million, RMB15,369,000, the balance of which was already paid in January 2006. The space will host our executive offices, our sales and administration functions, and a portion of the research and development facilities.  It will replace the leased office space that we currently occupy in Shenzhen.  We will continue to occupy our current space until construction is completed on the new space.

DESCRIPTION OF PROPERTIES

Neither we, Diguang, Well Planner nor Diguang Technology own or lease any property.  Our indirect subsidiary, Diguang Electronics, is headquartered in Shenzhen, China where it leases office space, 1,002.6 square meters, with a monthly rental of RMB15,039 plus maintenance fee of RMB1,504, approximately US$2,786, that houses management, research and development personnel, marketing, finance and administrative support staff.  This lease expired in January 2006, but management renewed it until January 2007; Diguang Electronics will move to the new office space in Shenzhen in or about the first quarter of 2007.
In January 2006 Diguang Electronics placed an earnest money deposit to acquire the office space in the Futian district of Shenzhen as described above in the Subsequent Event section of Management’s Discussion and Analysis.

On December 20, 2004, Diguang Electronics entered into a lease agreement with Dongguan Diguang Electronics Science & Technology Co., Ltd., a company 92% owned by Diguang Electronics (Hong Kong) Co. and 8% owned by Shenzhen Diguang Engine & Equipment Co., Ltd., to rent a plant, 40,000 square meters, with rent of RMB440,000 plus a maintenance fee of RMB80,000 per month for the first two years; subsequent rent will be subject to change in line with the market price in that time.  The lease covers a property in Dongguan, China that includes a large manufacturing facility, research and development operations, offices and employee dormitories, free of charge for employees, and basketball and soccer fields are available for the employees.  The lease term started on January 20, 2005 and expires on January 19, 2010.  On February 23, 2005, both parties agreed that the rent for three months from February to April 2005 shall be waived as Diguang Electronic had to finish its interior remodeling during this period.  On March 30, 2005, both parties agreed that the rent shall be RMB380,000 per month including all maintenance expenses based on the prevailing market price for similar facilities leased in the Dongguan area and that the lease term shall be February 1, 2005 to January 31, 2010.  Diguang Electronics currently produces approximately 100,000 prices of small and medium backlights per day at this facility.  There is sufficient space to increase production of small and medium-sized backlights to 300,000 pieces with the purchase and installation of additional equipment at a cost of $2 to $3 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

As of March 17, 2006, we had a total of 22,593,000 shares of common stock outstanding, which are our only issued and outstanding voting equity securities.

The following table sets forth, as of March 17, 2006: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our common stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our common stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our common stock beneficially owned, and the percentage of our common stock so owned, by each such person, and by all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name of Beneficial Owner	Amount of Beneficial Ownership After the Offering & Share Exchange	Percentage Ownership After Maximum Offering (1) & Share Exchange

Song Yi
7th Floor, Building 64,
Ma Jia Long, Nan Shan,
Shenzhen, PRC

Song Hong
7th Floor, Building 64
Ma Jia Long, Nan Shan
Shenzhen, PRC

Yang Tuen-Ping

Remo Richli

Gerald Beemiller

Jackie You Kazmerzak
	13,600,000 3,400,000 * * * *	60.20% 15.05% * * * *
All Officers & Directors as a Group (6 individuals)	17,000,000	75.25%
(1) All percentages have been rounded up to the nearest one hundredth of one percent

* Individual owns less than 1% of our securities.

Pursuant to the terms of the Share Exchange, and as described above, we assumed Diguang’s 2006 Option Plan, which includes a total of 1,500,000 shares.  Employees, as well as officers and directors, will be eligible to receive shares under Diguang’s 2006 Option Plan.

Changes in Control

Pursuant the Share Exchange, Diguang’s former shareholders own 80.8% of our common stock, resulting in a change in control of our company.

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

The following table and text set forth the names and ages of all of our directors and executive officers as of March 17, 2006.  The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.  Other than the sibling relationship between Song Yi and Song Hong, both of whom are also nephews of one of our directors, Yang Tuen-Ping, there are no family relationships among directors and executive officers. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

In connection with the Share Exchange, Online’s officers and directors resigned and were completely replaced with Diguang’s officers and directors.

Name	Age	Position
Song Yi	48	Board Chairman and CEO
Song Hong	43	Director and COO
Jackie You Kazmerzak	31	Chief Financial Officer
Remo Richli	42	Independent Director
Gerald Beemiller	61	Independent Director
Yang Tuen-Ping	60	Independent Director

Song Yi, Chairman of the Board and CEO, established Diguang Electronics in 1996 and has been its president, chairman since inception.  Mr. Song started his career in 1976 when he joined Hubei Wei Te Engine Factory as a technician. He was subsequently promoted to the position of engineer and thereafter, director of technology. From 1978 to 1979, he conducted research in the detecting fuse tube system of mathematical control together with a team of researchers from Wuhan Wireless Research Institute. From 1979 to 1980, Mr. Song is the Deputy Director (Commissioner) of Working Committee of Shenzhen Electronics Communication Experts, one of the directors of China Flat Plate Display Association, and Deputy Director of Shenzhen Optoelectronic Industry Association. In 2003, he was awarded Excellent Entrepreneur by Shenzhen Government. Mr. Song cooperated with Wuhan University to research and develop the computer detecting project of Motor Automation Control Engineering. Mr. Song has also been keeping a long term of cooperation in the field of optoelectronic technology with Professor H.S. Kwok, Center for Display Research, at the Hong Kong University of Science and Technology. Mr. Song has completed a CEO course from Tsinghua University that focused on International Enterprise Management and is now working towards receiving his MBA at the University of Southern Queensland.

Song Hong, Director and COO, joined Diguang Electronics in January 2001 and later Chief Operating Officer. He has contributed significantly to the growth of the company.  Prior to joining Diguang Electronics, Mr. Song was an engineer involved in the design of mining engineering equipment at Beijing Engineering Design & Research Institute for Nonferrous Metals Industry (ENFI) from 1983 to 1990, where he was later promoted to project chief designer. Mr. Song has also held management positions at China National Non-Ferrous Metals Industry Corporation (CNNC) from 1990 to 1998.  He possesses a degree in Mechanical Engineering from Xi’an Construction Technology University from 1979 to 1983 and participated in post-graduate studies in Project Economic Analysis at Paris Mineral Industries University in Paris, France from 1998 to 1999. Mr. Song received his MBA from Peking University in 2001. Mr. Song is Song Yi’s younger brother.

Jackie You Kazmerzak, Chief Financial Officer, will be based in the United States. Ms. Kazmerzak is experienced in corporate finance and investment management, having been a Marketing Officer at Bank of America in Shanghai from 1996 to 1998, a portfolio manager at Northern Trust in San Francisco, California from 2000 to 2004, and a portfolio manager at Sand Hill Advisors in Palo Alto, California from 2004 to January 2006.  She is a Chartered Financial Analyst (CFA) and is fluent in Mandarin and English.  She received her MBA from Arizona State University with a concentration in finance (1998 - 2000), and she holds a degree in economics from Shanghai International Studies University.

Remo Richli, Independent Director, Since 2001, Mr. Richli has headed Richli Consulting, a financial consulting company based in Los Angeles and Switzerland.  His consulting work during that time has involved assisting companies in fundraising activities, evaluations of business and a variety of project in the field of corporate finance for several companies.  Mr. Richli is fluent in English, German and French and obtained his MBA from the University of Applied Science in Lucerne, Switzerland.

Gerald Beemiller, Independent Director, Mr. Beemiller has been the Vice President of World Wide Sales for Pericom Semiconductor Corporation since December 2000; prior to that he was Vice President of Sales and Marketing for Sony Semiconductor Company of America.  In those positions he as acquired significant expertise in the field of electronics technology.  He received a BS in Mathematics, with a minor in Electrical Engineering and Computer Science, from Arizona State University in 1966.

Yang Tuen-Ping, Independent Director, Film Producer, Director.  Yang was President of World Television network, USA, Director Of the Los Angeles National Bank.  He was also an Assistant Professor at Chinese Culture University, Manager of CMPC Taipei, Taiwan.  He received his first Golden House Award (Taiwan Oscar Award) as the Best Film Director at 1972, since that, he received 3 times more.  He received his Bachelor's degree from the National Taiwan University of Arts in 1967, Master’s degree of Fine Arts from the University of California, Los Angeles, U.S. in 1976.  Since 1969, he has made more then 35 films at all different format in Taiwan, China and the U.S.  He is now the President of Cinema Systems, Inc. in California, U.S.  In 2005 he acted as Producer for "The Twin Daggers," a 35 mm feature film which will be released in this summer.  In 2004 he was engaged as Producer for the Preproduction of "The Twin Daggers."   In 2003, he performed as the Producer and Director for "Tai Chi Warriors," a 35 mm action feature film.  In 2002, he acted as the Producer and Director for "West Lake" a 360 circle-vision film for Hangzhou, China.

Significant Employees

The following are employees of Diguang Electronics who are not executive officers, but who are expected to make significant contributions to our business:

Luo Gangyi, Superintendent of Sale & Marketing, Diguang Electronics, joined Diguang Electronics in 2000 as a Sales Engineer, the departmental manager and later Superintendent of Sales & Marketing.  He was a lecturer from 1996 to 2000 at Kunming Railway Equipment
School before joining Diguang Electronics in the Sales and Marketing Department as a Sales Engineer.  Based on his performance, Luo Gangyi was promoted to the position of Departmental Manager, then Superintendent of Sales and Marketing.  Luo Gangyi studied from 1992 to 1996 in Southwest Jiaotong University and obtained an Engineering degree.

Zou Huade, Technology Superintendent, Diguang Electronics, joined Diugang Electronics in 1999 as an engineer, manager, deputy chief engineer and later as Technology Superintendent. He is responsible for our technology, especially for  the new technology and products.  From 1981 to 1999, he worked with Hubei Wei Te Engine Factory, where he was involved in product development. He has extensive experience in the design and production of moulds.  Mr. Zou Huade graduated from Wuhan Wireless Industries College in 1981, specializing in the design and production of moulds.

Ding Maoshan, R&D Superintendent, Diguang Electronics, joined Diguang Electronics in 2001 as R&D Engineer, R&D manager and later R & D Superintendent. He was also a director of Diguang Electronics at the beginning of 2005.  He was engaged in working at Hu Bei Wei Te Engine Factory, as Technology Section Chief and Engineer from 1980 to 1988.  He was engaged in working on R&D fields for engine products, Honghu Mechanical Electronic Research Institute from 1988 to 2001.  He graduated from Hubei Electronic Industrial School with a major in Semi-conductors.

Chen Rongguo, Budget & Control Superintendent, Diguang Electronics, joined Diguang Electronics in 2003 as deputy chief economist and production manager and later as budget & control superintendent.  From 1980 to 1989, he worked with Hubei Wei Te Engine Factory where he held various positions in production, finance and corporate management functions.  In 1989, he joined Wan Ma Company as an assistant to the general manager where he was involved in the day-to-day operations of the Company.  In 1995, he was transferred to the holding company, Ji Li Group Company, as logistics control manager.  Mr. Chen studied economic management by remote learning in Beijing Institute of Economic Management from 1983 to 1986.

Zhao Guobao, Management Superintendent, joined Diguang Electronics in March 2005 as Director of Dongguan Factory and later as Management Superintendent.  He studied for Engineering Facility, Hengyang Engineering Institute of Hunan Province from 1998 to 2002.  And he has been enrolled a graduate program under Management Science & Engineering at Tianjin University.  He was engaged as Production Section Chief, Casino Company from September 1996 to March 2000.  He was positioned as Senior Production Manager, Shenzhen Electric-Magnetic Field Company from April 2000 to February 2003.  And he was designated from March 2003 to March 2005 as vice-president for manufacture, Shenzhen Jinke Science & Technology Company.

Involvement in Certain Legal Proceedings

To  the  best  of  our  knowledge,  during the past five years, none of our directors  or  executive officers were involved in any of the following: (1) any bankruptcy  petition filed by or against any business of which such person was a general  partner  or  executive  officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or  being subject to a pending criminal proceeding (excluding traffic violations and  other minor offenses); (3) being subject to any order, judgment, or decree, not  subsequently reversed,  suspended  or  vacated,  of any court of competent jurisdiction,  permanently  or temporarily  enjoining,  barring,  suspending or otherwise  limiting  his  involvement  in  any type  of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a  civil  action), the SEC or the Commodities Futures Trading Commission to have violated  a federal or state securities or commodities law, and the judgment has not  been  reversed,  suspended  or  vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information, on an accrual basis, with respect to the compensation of our and Diguang’s executive officers for the three fiscal years ended December 31, 2005.

Name and Principal Position	Year Ended	Salary ($)	Restricted Stock Award(s) ($)	Bonus, Options, Long Term Incentive Plans and All Other Compensation

Song Yi , Chief Executive Officer (1)	2005 2004 2003	$ 16,890 $ 9,230 $ 8,734	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0
Song Hong, Chief Operating Officer	2005 2004 2003	$ 13,122 $ 8,260 $ 7,540	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0
Jackie You Kazmerzak (2)	2005 2004 2003	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0
Teri Wonderly, Chief Executive Officer (3)	2005 2004 2003	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0
Peter Bowthorpe, Chief Executive Officer, Chief Financial Officer and President (4)	2005 2004 2003	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0

(1) The compensation shown from Mr. Song reflects that which he received as Chief Executive Officer of Diguang Electronics for the periods indicated, based on the current currency conversion rate of 8.111 RMB per dollar.

(2) Neither we nor Diguang employed Ms. Kazmerzak in the periods covered; Ms. Kazmerzak did not become our Chief Financial Officer until the Share Exchange closed.

(3) Ms. Wonderly served as Online’s President and Chief Financial Officer from January 2002 until June 24, 2003.  Ms. Wonderly became Online’s Chief Executive Officer, and sole director, again on January 21, 2004, but relinquished her position as Chief Executive Officer and sole director simultaneously with the close of the Share Exchange.

(4) Mr. Bowthorpe served as Online’s Chief Executive Officer, Chief Financial Officer and President from June 24, 2003 through January 21, 2004.

Options/SAR Grants Table

During the last fiscal year, neither we nor Diguang have granted any stock options or Stock Appreciation Rights to any executive officers or other individuals listed in the table above.

Aggregated Option/SAR exercised and Fiscal year-end Option/SAR value table

Neither our executive officers nor the other individuals listed in the tables above, exercised options or SARs during the last fiscal year.

Stock Option Plan

Pursuant to the terms of the Share Exchange Agreement, we assumed Diguang’s 2006 stock incentive plan covering options totaling the equivalent of 1,500,000 shares of our common stock adopted by Diguang prior to the closing of the Share Exchange.  Under the Diguang 2006 Option Plan, options shall vest over a period of not less than 3.5 years from the date of the grant.  Options equivalent to approximately 540,000 shares of our common stock were issued under the

Diguang 2006 Option Plan before the Share Exchange closed as follows: the equivalent of 20,000 shares were granted to each of Diguang’s three independent directors; the equivalent of 80,000 shares were granted to Diguang’s principal accounting and financial officer; and, the equivalent of 400,000 shares were granted to other members of Diguang management.   The exercise price for those options is $5.00 per share.  The commencement date for those options is March 1, 2006, with yearly vesting for the principal accounting and financial officer and the members of Diguang’s management; the options issued to the independent directors vest monthly at a rate of 1/36.  The options expire on ten years from the date of their issuance, or February 29, 2016.

Long-term incentive plans

No Long Term Incentive awards were granted in the last fiscal year.

Defined benefit or actuarial plan disclosure

We contribute 9% from an individual employee’s total amount of monthly salary to pension insurance; the employee contributes 5% from his/her total amount of monthly salary, although we withhold and pay such percentage on behalf of the employee.  However, no benefits are determined by final compensation and years of service.

Compensation of Directors

Remo Richli, as an independent director and the new chairman of the Audit committee, will receive $3,000 per month as cash compensation and has been granted a stock option for 20,000 shares.  Gerald Beemiller and Yang Tuen-Ping as the other independent directors will receive $2,000 per month as cash compensation and have each been granted a stock option for 20,000 common shares.

Employment contracts and termination of employment and change-in-control arrangements

Our most senior managers have individual employment agreements that vary somewhat from each other in form.  Both Song Yi and Song Hong have agreed that their employment with us will be and will remain exclusive of other employment for the entire duration of their employment with us.

We expect that our executive officers will receive the following annual salaries for fiscal 2006:

Name	Position	Annual Salary
Song Yi	CEO	US$250,000
Song Hong	COO	US$200,000
Jackie You Kazmerzak	Chief Financial Officer	US$120,000 (1)

(1) Ms. Kazmerzak agreed to have her employment agreement effective as of the close of the Share Exchange, however, we are still finalizing certain terms of her agreement.  We will file the final agreement as exhibits to an amendment of this 8-K.

Song Yi entered into an employment letter agreement with us as of April 19, 2006, to serve as our Chief Executive Officer for three years effective March 17, 2006 through March 17, 2009, (“Initial Term”) and shall continue after that for an unspecified term. During the Initial Term, the employment relationship may be terminated by Song Yi for any reason upon at least 30 days notice, or by us without cause (as defined in the employment agreement) upon at least 30 days notice or by us for cause (as defined in the employment agreement) with immediate effect. Following the Initial Term, the employment relationship may be terminated by Song Yi or us according to our policies at the time of termination. Song Yi shall receive a monthly base salary of $20,833.33, which is equivalent to the RMB equivalent of $250,000 on an annualized basis, which may be increased during the Initial Term on each anniversary of March 17, 2006.

If during the Initial Term we terminate Song Yi’s employment without cause, as defined therein, other than in circumstances of death or disability, or if during the Initial Term Song Yi terminates his employment for good reason, as defined therein, and signs a general release of all claims against us and related parties within sixty (60) days of such termination, Song Yi will be entitled to receive the following separation benefits: (i) continuation of Song Yi’s then current monthly base salary, less applicable withholding taxes, if any, for a period of twelve months, or, at our option, a lump sum payment of an amount equal to twelve months of Song Yi’s then current annual base salary, less applicable withholding taxes, if any, effective as of the effective date of Song Yi’s execution of the general release of claims.

We will also indemnify and defend Song Yi to the maximum extent permitted by law, provided that Song Yi enters into our standard form of Indemnification Agreement giving him such protection.

Song Hong entered into an employment letter agreement with us as of April 19, 2006, to serve as our Chief Operating Officer for three years effective March 17, 2006 through March 17, 2009, and shall continue after that for an unspecified term. During the Initial Term, the employment relationship may be terminated by Song Hong for any reason upon at least 30 days written notice, or by us without cause (as defined in the employment agreement) upon at least 30 days written notice, or by us for cause (as defined in the employment agreement) with immediate effect. Following the Initial Term, the employment relationship may be terminated by Song Hong or us according to our policies at the time of termination. Song Hong shall receive a monthly base salary of $16,666.67 which is equivalent to the RMB equivalent of $200,000 on an annualized basis, which may be increased during the Initial Term on each anniversary of March 17, 2006.

If during the Initial Term we terminate Song Hong’s employment without cause, as defined therein, other than in circumstances of death or disability, or if during the Initial Term Song Hong terminates his employment for good reason, as defined therein, and signs a general release of all claims against us and related parties within sixty (60) days of such termination, Song Hong will be entitled to receive the following separation benefits: (i) continuation of Song Hong’s then current monthly base salary, less applicable withholding taxes, if any, for a period of twelve months, or, at our option, a lump sum payment of an amount equal to twelve months of Song Hong’s then current annual base salary, less applicable withholding taxes, if any, effective as of the effective date of Song Hong’s execution of the general release of claims.

We will also indemnify and defend Song Hong to the maximum extent permitted by law, provided that Song Hong enters into our standard form of Indemnification Agreement giving him such protection.

We shall also pay Song Yi and Song Hong such bonuses as may be determined from time to time by our Compensation Committee. The amount of annual bonus payable to them may vary at the discretion of the Compensation Committee. In determining the annual bonus to be paid to them, the Compensation Committee may, consider all factors they deem to be relevant and appropriate.

Compensation Committee Interlocks and Insider Participation

Neither Online nor Diguang had a compensation committee of its respective board of directors during fiscal 2005.  Diguang Development intends to establish such a committee in the course of fiscal 2006.  Online did not pay any salary or other compensation during fiscal 2005.  Both Song Yi and Song Hong participated in deliberations with regard to compensation payable to officers and employees of Diguang and its subsidiaries during 2005, during which time they were private companies not subject to these requirements.

No executive officer of Diguang Development served as a member of the compensation committee or the equivalent of another entity during 2005.  No executive officer of Diguang Development served as a director of another entity, other than affiliates of Diguang Development, during 2005.  No executive officer of Diguang Development served as a member of a compensation committee or equivalent, of another entity, one of whose executive officers served as a director of the registrant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Relationships:

Name of Related Parties	Relationship with the Company

Sino Olympics Industrial Limited	The Company’s 100% stockholder
Mr. Yi Song	The ultimate stockholder of the Company
Mr. Hong Song	The ultimate stockholder of the Company
Shenzhen Diguang Engine & Equipment Co., Ltd. (a China based entity)	80% owned by Mr. Yi Song and 20% owned by Mr. Hong Song
Cinema Systems Inc. (a US entity)	The representative of Mr. Yi Song and Mr. Hong Song
Dongguan Diguang Electronic Science and Technology Co., Ltd. (a China based entity from which Diguang Electronics has rented the plant.)	92% owned by Sino Olympics since March 31, 2006 and 8% owned by Shenzhen Diguang Engine & Equipment Co., Ltd.

On December 20, 2004, Diguang Electronics entered into a lease agreement with Dongguan Diguang Electronic Science & Technology Co., Ltd., a company 92% owned by Diguang Electronics (Hong Kong) and 8% owned by Shenzhen Diguang Engine & Equipment Co., Ltd., to rent the plant with rental of RMB440,000 plus maintenance fee of RMB80,000 per month for the first two years and the subsequent rental will be subject to change in line with the market price in that time. The lease terms shall start from January 20, 2005 and expire on January 19, 2010. On February 23, 2005, both parties agreed that the rental for three months from February to April 2005 shall be waived as Diguang Electronic had to finish its interior remodeling during this period. On March 30, 2005, both parties agreed that the rental shall be RMB380,000 per month including all maintenance fee based on the prevailing market price for the similar facility to be leased in Dongguan area and that the lease terms start from February 1, 2005 to January 31, 2010. There were no other changes under the lease agreement. Based on the above amendments, the Company recorded the monthly rental of RMB361,000 on a straight-line basis.

The roll-forward details of amount due from/to related parties were summarized as follows:

Amount due from	Shenzhen Diguang Engine and Equipment Co., Ltd.	Dongguan Diguang Electronic Science and Technology Co., Ltd.	Stockholders	Total
Balance at January 1, 2004	$-	$-	$143,208	$143,208
Addition	-	-	499,364	499,364

Balance at December 31, 2004	-	-	642,572	642,572

Additions	21,538	-	644,734	644,734
Payments received	-	-	(148,672)	(148,672)
Additions	-	-	849,062	849,062
Translation adjustment	-	-	1,164	1,164
Offset by dividends declared	-	-	(1,988,860)	(1,988,860)
Balance at December 31, 2005	$21,538	$-	$-	$21,538

Amount due to	Shenzhen Diguang Engine and Equipment Co., Ltd	Dongguan Diguang Electronic Science and Technology Co., Ltd.	Stockholders	Total
Balance at January 1,2004	$651,325	$-	$2,090,447	$2,741,772

Addition	191,934	-	-	191,934
Cash payments made	-	-	(1,920,226)	(1,920,226)

Balance at December 31, 2004	843,259	-	170,221	1,013,480

Addition	359,070	-	-	359,070
Rental	-	467,571	-	467,571
Cash payments made	(1,221,546)	(332,470)	(170,221)	(1,724,237)
Translation adjustment	21,556	-	-	21,556

Balance at December 31, 2005	$2,339	$135,101	$-	$137,440

Transactions in 2004

Stockholders

Diguang Electronic (HK) is an unlimited liability company that is 80% owned by Yi Song and 20% owned by Hong Song (collectively referred to herein as the “Song brothers”). Diguang Science and Technology is also owned by the Song brothers. On November 1 ,2003, as a result of a restructuring, Diguang Electronic (HK) transferred its backlight business to Diguang Science and Technology on a predecessor basis because these two entities were under the common control of the Song brothers. As those two entities were owned by the Song brothers, no consideration was paid. Since then, Diguang Electronic (HK) did not conduct this business any more. However, some sales and purchase contracts were originally entered into by Diguang Electronic (HK). Therefore, Diguang Electronic (HK) still collected payments from the outstanding accounts receivable and made payments for the outstanding accounts payable based on the contracts entered by Diguang Electronic (HK) regarding the backlight business on behalf of Diguang Science and Technology (HK) Ltd. After collection and repayment, the remaining proceeds were transferred to Diguang Science and Technology (HK) Ltd. Since Diguang Electronic (HK) was also owned by the Song brothers, the funds collected and paid were presented as amount due from/to stockholders on the books of Diguang Science and Technology (HK) Ltd. On January 1, 2004, the opening balance of amount due from stockholders was US$143,208. During the year ended December 31, 2004, the amount collected by Diguang Electronic (HK) on behalf of Diguang Science and Technology (HK) Ltd. was $499,364, resulting in the balance of amount due from stockholders of $642,572.

Similarly, on January 1, 2004, the opening balance of amount due to stockholders was $2,090,447. On behalf of Diguang Science and Technology, Diguang Electronic (HK) also made payment on behalf of Diguang Science and Technology. On January 2004, the opening balance of amount due to stockholders was US$2,090,447. During the year ended December 31, 2004, Diguang Electronic (HK) made payment of $1,421,727 on behalf of Diguang Science and Technology and the Company made payments of $489,499 to stockholders, resulting in the amount due to stockholders of $170,221 at December 31, 2004.

Shenzhen Diguang Engine & Equipment Co., Ltd.

Shenzhen Diguang Engine & Equipment Co., Ltd. is owned by the Song brothers (at 80% and 20% ratio) and was a related party of Shenzhen Diguang Electronics. On January 1, 2004, the opening balance of amount due to Shenzhen Diguang Engine & Equipment Co., Ltd. was $651,325. During the year ended December 31, 2004, Shenzhen Diguang Electronics incurred additional payable of $191,934 to Shenzhen Diguang Engine and Equipment for financing purpose, resulting in a balance of $843,259 at December 31, 2004.

Transactions in 2005

Stockholders

The transactions between Diguang Electronic (HK) and Diguang Science and Technology were continued in early 2005. During the year ended December 31, 2005, Diguang Electronic (HK) collected $664,734 on behalf of Diguang Science and Technology. The stockholders used cash of $849,062 owned by Diguang Science and Technology (HK) Ltd. and made a payment of $148,672, the net cash disbursement was approximately $700,390.

In July 2005, the Chinese government adjusted exchange rate between RMB and US dollar resulting in certain translation adjustment. During the year ended December 31, 2005, the translation adjustment of $1,164 was allocated to amount due from stockholders.

In order to clear the outstanding balance of amount due from stockholders before becoming a public company through recapitalization and reorganization with a shell company, the Board of Diguang Science and Technology (HK) Ltd. resolved to declare dividends of $2,100,000 to two stockholders on December 12, 2005, of which $1,988,860 was used to offset the outstanding balance of amount due from stockholders, the remaining $111,140 was presented as dividends payable as of December 31, 2005, which was paid during the first quarter of 2006. After the offset, there was no outstanding balance of amount due from stockholders at December 31, 2005.

In addition, Diguang Science and Technology made payment of $170, 221 to stockholders during 2005 to clear the outstanding balance of amount due to stockholder as of December 31, 2005.

Shenzhen Diguang Engine & Equipment Co., Ltd

During December 2005, Shenzhen Diguang Electronics purchased certain equipment on behalf of Diguang Engine & Equipment totaling $21,538, which was outstanding as of December 31, 2005 and collected during the first quarter of 2006.

On the other side, Shenzhen Diguang Electronics used the fund of $359,070 from Shenzhen Diguang Engine and Equipment during the year ended December 31, 2005. In order to clear the outstanding related party accounts before becoming a public company through recapitalization and reorganization with a shell company, Shenzhen Diguang Electronics made a payment of $1,221,546 during the year ended December 31, 2005, resulting in a balance of $2,339 at December 31, 2005. During the year ended December 31, 2005, translation adjustment of $21,566 was allocated to amount due to Shenzhen Diguang Engine and Equipment. For cash flow purpose, the net payments to amount due to Diguang Engine and Equipment were approximately $840,920.

Dongguan Diguang Electronic Science and Technology Co., Ltd.

The Song brothers built a facility in Dongguan City, Guangdong province in early 2005 under the name of Dongguan Diguang Electronic Science and Technology Co., Ltd. and decided to move the manufacturing activities of Shenzhen Diguang Electronics to this facility.

According to the lease agreement between Shenzhen Diguang Electronics and Dongguan Diguang Electronic Science & Technology Co., Ltd., dated March 30, 2005, Diguang Electronics agreed to pay the rental of RMB380,000 (approximately $46,000) per month including all maintenance fees based on the prevailing market price for a similar facility to be leased in Dongguan area and that the lease terms start from February 1, 2005 to January 31, 2010, and both parties agreed that the rental for three months from February to April 2005 would be waived as Shenzhen Diguang Electronics had to finish its interior remodeling during this period. Based on the above agreement, Shenzhen Diguang Electronics recorded amount of $467,571 due to Dongguan Diguang Electronic Science and Technology Co., Ltd and made payment of $332,470 during the year ended December 31, 2005, resulting in a balance of $135,101 as of December 31, 2005. For cash flow purposes, the net amount of $135,101 was included in operating activities considering that the nature of rental expense was part of operating activities.

Indebtedness of Management

During the year ended December 31, 2005, two stockholders used the dividends of $1,988,000 declared by Diguang Science and Technology to offset the outstanding same amount due from stockholders in order to clear the amount due from/to stockholder before the contemplated consummation of reverse merger and private placement in March 2006. As of December 31, 2005, there were not outstanding amounts due from/to stockholders.

Other than as disclosed, none of our directors, executive officers or immediate family member of such persons, any corporation or organization of which such persons is an executive officer or is a beneficial owner of 10% or more of any class of its equity securities, nor any trust in which any of such persons has a substantial beneficial interest or serves as a trustee or similar capacity, has been indebted to us or our subsidiaries at any time since the beginning of our last fiscal year in an amount in excess of $60,000.

LEGAL PROCEEDINGS

Neither we nor any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to their respective businesses.  There are no proceedings pending in which any of our officers, directors, promoters or control persons are adverse to us or any of our subsidiaries or in which they are taking a position or have a material interest that is adverse to us or any of our subsidiaries.

Neither we nor any of our subsidiaries is a party to any administrative or judicial proceeding arising under federal, state or local environmental laws or their Chinese counterparts.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock currently trades in the over-the-counter market on the National Association of Securities Dealers “Electronic Bulletin Board” (Symbol: “DGNG”).  Since February 2003 and until the announcement regarding our entry into a memorandum of understanding with Diguang and its stockholders, Online’s stock traded only sporadically or not at all.    Prior to the Share Exchange, Diguang’s stock did not trade in any public markets.  The following table shows for the periods indicated the high and low bid quotations for Online’s common stock, as reported by financial reporting services. These quotations are believed to represent inter-dealer quotations without adjustment for retail mark-up, mark-down or commissions, and may not represent actual transactions.

PERIOD	HIGH BID	LOW BID

FISCAL 2004
First Quarter	$ 0.35	$ 0.20
Second Quarter	$ 0.39	$ 0.20
Third Quarter	$ 0.25	$ 0.25
Fourth Quarter	$ 1.01	$ 0.25

FISCAL 2005
First Quarter	$1.01	$0.20
Second Quarter	$1.01	$0.20
Third Quarter	$2.50	$0.25
Fourth Quarter	$5.33	$1.68

We first announced the entry into a memorandum of understanding with Diguang on September 30, 2005.  The day prior to that announcement, the bid price of our common stock was $1.01.

There are 540,000 outstanding options, but no warrants to purchase or that can be converted into our common equity.  As provided in the Share Exchange Agreement, if Diguang achieves certain profit targets for 2006 through 2009, we may distribute some or all of the 6,000,000 Incentive Shares.

In addition, under the terms of the Share Exchange, we will register 5,893,000 shares for sale by securities holders. 448,039 shares may also become eligible to be sold pursuant to one or more of the provisions of Rule 144 in the future.

At March 17, 2006, the closing bid price of our common stock was $17.00 per share and there were approximately 145 record holders of our common stock.  This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Pursuant to the Share Exchange and the series of transactions related thereto, Online’s shareholders will only hold approximately 19% of our common stock.

Dividends

In Dec 2005, Diguang declared a dividend in the amount $0.164 per share (an aggregate of $2,100,000) to the holders of its common stock.  The record date for the dividend was December 12, 2005. As of that date, all of Diguang’s stock was beneficially owned by its officers and directors.  Diguang does not intend to pay dividends on the common stock in the foreseeable future.  Instead, Diguang plans to retain any earnings to finance the development of the business and for general corporate purposes.

Most of our business is conducted through our subsidiaries based in China. As stated above in the Risk Factors section, Renminbi, or RMB, is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to make dividends or other payments in United States dollars.  However, in accordance with the existing foreign exchange regulations in China, Diguang Electronics is able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements. Although Diguang Electronics has not experienced any difficulties in the repatriation of its profits out of China or in meeting its foreign exchange needs to date, there can be no assurance that the current foreign exchange measures will not be changed in a way that will make payment of dividends and other distributions outside of China more difficult or unlawful. As a result, if we intend to distribute profits outside of China, there can be no assurance that we will be able to obtain sufficient foreign exchange to do so.  Additionally, we cannot provide any assurance that China regulatory authorities will not impose further restrictions on the convertibility of the RMB. Since our subsidiary in China generates a significant proportion of our revenue and these revenues are denominated mainly in RMB, any future restrictions on currency exchanges may limit our ability to repatriate such revenues for the distribution of dividends to our shareholders.

SAFE regulations have required extensive documentation and reporting, some of which was burdensome and slowed payments. If there is a return to burdensome payment restrictions and reporting, the ability of a company with its principal operations in China to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business in which they own for other reasons. Relevant Chinese law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves, which amounts are to distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our shareholders as dividends.

Securities authorized for issuance under equity compensation plans

The following table sets forth information regarding the Diguang 2006 Option Plan that was assumed in connection with the share exchange.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	540,000	$5.00	960,000
Equity compensation plans not approved by security holders	0	0	0
Total	540,000	$5.00	0

RECENT SALES OF UNREGISTERED SECURITIES

On September 5, 2005, Online issued 1,333,333 (800,000 on a post-Reverse Split basis) restricted shares of its common stock to Chardan Capital, LLC, in exchange for Chardan’s services in finding an operating company as a target for the Share Exchange.  The fair value of these shares at the issuance date was approximately $532,000 at a price of $0.40 per share, which was the market price on that day.  Chardan paid a total of $1,333.33 cash for these shares in 2006.  All of the stock is subject to our right to repurchase it for the same amount Chardan paid to acquire the stock if Online consummates a business combination with an operating company that Chardan did not introduce to Online.  Online acknowledges that Chardan introduced Diguang to Online.  Upon the filing of the resale registration statement required under the terms of the Share Exchange between us and Online and in the registration rights agreement in connection with the Offering, that right of repurchase will expire, and none of the restricted shares issued to Chardan may be repurchased.  The sale of these securities was exempt from registration under Regulation 4 (2) on the grounds that they were offered in a private transaction involving fewer than 35 persons.  This sale of securities did not result in any proceeds to us.

Pursuant to the placement agent agreement Online entered into in September 2005 in connection with the Offering, Online would issue the placement agents 405,000 shares of our common stock (243,000 on a post-Reverse Split basis) in exchange for the placement service provided by two placement agents.  The fair value of these shares at the issuance date (December 21, 2005) was approximately $1,117,395 at a price of $2.76 per share, which was the market price on that day.  Pursuant to the signed placement agent agreement, two placement agents agreed to pay for theses shares cash of $405.  The issuance of these shares was exempt from the registration under Regulation 4(2) and Rule 506 of Regulation D promulgated under the Act.

Sino Olympics Industrial Limited, Diguang’s sole shareholder prior to the Share Exchange, agreed to sell a total of 876,941 shares of its Diguang common stock to Craig Samuels, JLF Partners I, LLC, JLF Partners II, LLC, JLF Offshore Fund, LP and Hilltop Holdings Company, LP in exchange for a cash payment of $5,000,000 pursuant to an agreement for sale of stock dated as of March 17, 2006. The sale of this stock was conditioned on, and was consummated in conjunction with, the Share Exchange.  The sale of these securities is exempt from registration under Regulation 4(2) on the grounds that they were offered in a private transaction involving fewer than 35 unaccredited investors.  This sale of securities did not result in any proceeds to us.

To accomplish the Share Exchange with Diguang, we issued on March 17, 2006 an aggregate of 18,250,000 shares of our common stock in exchange for all of Diguang’s issued and outstanding capital stock.  The shares were issued to 6 accredited investors, Sino Olympics Industrial, Limited, Craig Samuels, JLF Partners I, LLC, JLF Partners II, LLC, JLF Offshore Fund, LP and Hilltop Holdings Company, LP pursuant to the exemption from registration under Section 4(2) of the Securities Act for issuances not involving any public offering.  Sino Olympics Industrial Limited, is controlled by Song Yi and Song Hong, but none of the other recipients of our stock are affiliated with, controlled by or otherwise related to the Songs.

On March 17, 2006 we issued 2,400,000 shares of our common stock in a private placement in consideration for $12,000,000 paid by investors, all of whom were accredited.  This issuance was exempt from registration under Section 4(2) of the Securities Act for issuances not involving any public offering.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share.  As of the date of this filing, we have 22,593,000 shares of common stock issued and outstanding.  The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation, as amended and Bylaws.

Common Stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor.  See "Dividend Policy."  Such holders do not have any preemptive or other rights to subscribe for additional shares.  All holders of common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company.  There are no conversion or sinking fund provisions applicable to the common stock.  The common stock is subject to redemption, purchase or acquisition by us for fair value.  All outstanding shares of common stock are fully paid and nonassessable.

In addition to the stock issued as of the date of the Share Exchange, we have agreed to issue as additional purchase price for the stock of Diguang, up to 6,000,000 shares of our common stock as Incentive Shares to certain of Diguang’s former shareholders if we achieve specified after-tax profit targets for fiscal years 2006 through 2009, excluding the effect of any charges to the company’s earnings as a result of the issuance of the Incentive Shares. The following number of shares will be available for issuance as Incentive Shares in the specified year: in 2006, 500,000 shares; in 2007, 1,500,000 shares; and in 2008 and 2009, 2,000,000 shares per year.

Taking into account all of the shares to be issued in connection with the Offering, and the stock to be reserved for issuance in connection with Diguang’s 2006 Option Plan and the Incentive Shares, we could have outstanding as many as 30,093,000 shares, leaving approximately 20,000,000 authorized shares available for issuance for other purposes.  Authorized but unissued shares of common stock may be issued without shareholder approval.

Options

Pursuant to the Share Exchange Agreement, we assumed Diguang’s 2006 Option Plan, which consists of a total of the equivalent of 1,500,000 shares and of which the equivalent of 540,000 shares have already been issued.  The options equaling 540,000 shares have an expiration date of ten years from the date of their issuance and an exercise price of $5.00 per share.  All of the options under the Diguang 2006 Option Plan shall vest over a period of not less than 3.5 years from the date of the grant and the exercise price of the remaining options will be determined as of the date of grant.  As of the date of this filing, options equaling approximately 960,000 shares are still available for issuance under the Diguang 2006 Option Plan.  Please see Executive Compensation, Stock Option Plan above for further information.

Registration Rights

Pursuant to the Share Exchange Agreement, Diguang Development will use its best efforts to file a “resale” registration statement with the SEC covering the securities that were issued in connection with the series of transactions related to the Share Exchange, including 800,000 held by Chardan Capital, LLC, 243,000 held by the placement agents of the Offering, 2,400,000 issued to the investors of the Offering, and an aggregate of 1,250,000 issued to five investors, none of which is an officer, director or employee of ours, no later than 90 days after the date the Share Exchange closed.  We are obligated to maintain the effectiveness of the “resale” registration statement from the effective date through and until 24 months after the effective date.  If the “resale” registration statement is not declared effective by the SEC on or prior to the 180th day after filing it, the total number of shares of Common Stock subscribed to in the Offering for each investor shall be increased by two percent (2%) per month for each month (or portion thereof) that the registration statement is not so declared, provided that the aggregate increase in such shares will in no event exceed 20% of the original subscription amount.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 78.7502 and 78.751 of the General Corporation Law of Nevada provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, or if no quorum can be obtained, by legal opinion of counsel. Article XIII of the our Articles of Incorporation provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

FINANCIAL STATEMENTS

Selected quarterly financial data

As Diguang Development does not have securities registered pursuant to Section 12 (b) of the Exchange Act, this information is not required.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

This information was previously reported, as that term is defined in Rule 12b-2 under the Exchange Act, in Online’s Current Report on Form 8-K filed on July 20, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We intend to file a registration statement on Form S-1 (except if we are not then eligible to register for resale the Registrable Securities on Form S-1, in which case such registration shall be on another appropriate form in accordance herewith) with the SEC covering the securities that were issued in connection with the series of transactions involving the Share Exchange, including 800,000 issued to Chardan Capital, LLC, 243,000 issued to the placement agents of the Offering (both post-Reverse Split), 1,250,000 issued in the Share Exchange to the owner of 876,941  shares of Diguang who is not an officer, director or employee of Diguang and 2,400,000 issued to the investors in the Offering.

As noted above, to date, we have not registered securities pursuant to Section 12 of the Act and our Section 15(d) reporting obligations have been suspended, which means we are considered a “voluntary filer” under SEC regulations.  We are, therefore, not currently obligated to file any periodic reports under the Exchange Act, to follow the SEC’s proxy rules or to distribute an annual report to our securities holders.  However, we still intend to file annual, quarterly and special reports, and other information with the SEC, even though we are not required to do so.  We intend to become a Section 12 registrant promptly following the completion of the Share Exchange, which will subject us to the Exchange Act periodic reporting obligations (including, without limitation, the requirement to file annual reports) and the SEC proxy and annual report requirements, with which we will comply.  You may read or obtain a copy of the registration statement to be filed or any other information we file with the SEC at the SEC’s Public Reference Room at 100 Fifth Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public from the SEC web site at www.sec.gov, which contains our reports, and other information we file electronically with the SEC.

Section 9 - Financial Statements and Exhibits

 Item 9.01:  Financial Statements and Exhibits

DIGUANG INTERNATIONAL HOLDINGS LIMITED

CONTENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors
Diguang International Holdings Limited

We have audited the accompanying consolidated balance sheets of Diguang International Holdings Limited (the “Company”) as of December 31, 2004 and 2005, and the related statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diguang International Holdings Limited, as of December 31, 2004 and 2005, the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 1 to the consolidated financial statements, the consolidated statement of income and comprehensive income for the year ended December 31, 2005 has been restated for the correction of an error. As more fully described in Note 5 to the consolidated financial statements, the 2005 and 2004 consolidated statements of cash flows have been restated for the correction of an error.

BDO Reanda

/s/ BDO Reanda
Beijing, PRC
January 26, 2006 except the Note 5 (which is dated August 25, 2006)

DIGUANG INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	December 31,
	2004	2005
ASSETS		(Restated)

Current assets:
Cash and cash equivalents	$5,352,758	$10,054,568
Short term deposits	290,752	1,056,122
Accounts receivable, net of allowance for doubtful account $459,847 and $491,908	4,764,865	6,081,427
Inventories	1,624,749	3,447,096
Other receivables	523,027	80,318
Advance to supplier	468,588	417,781
Amount due from related parties	642,572	21,538

Total current assets	13,667,311	21,158,850

Property and equipment, net	491,102	2,119,893
Deposit for purchasing office space	-	99,130
Deferred offering expense	-	25,718

Total assets	$14,158,413	$23,403,591

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,781,650	$5,868,614
Advance from customers	315,246	334,943
Accruals and other payables	1,248,029	1,277,161
Accrued payroll and related expense	126,040	221,295
Dividend payable	-	111,140
Income tax payable	215,908	572,159
Amount due to related parties	1,013,480	137,440

Total current liabilities	5,700,353	8,522,752

Long-term bank loans	483,296	-

Total liabilities	6,183,649	8,522,752

Stockholders’ equity:
Common stock, par value $0.01 per share, 50 million shares authorized, 12,803,339 shares issued and outstanding	128,033	128,033
Additional paid-in capital	526,370	1,762,815
Appropriated earnings	133,507	501,833
Retained earnings	7,184,389	12,328,675
Translation adjustment	2,465	159,483

Total stockholder’s equity	7,974,764	14,880,839

Total liabilities and stockholders' equity	$14,158,413	$23,403,591
See accompanying notes to financial statements.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOMEAND COMPREHENSIVE INCOME
(In US Dollars)

	Years Ended December 31,
	2003	2004	2005
			(Restated)
Revenues:
Revenues, net	$6,156,408	$24,483,222	$35,648,118
Cost of sales	4,147,610	14,453,785	23,048,087

Gross profit	2,008,798	10,029,437	12,600,031

Selling expense	136,353	904,200	1,480,229
Research and development costs	261,710	802,511	727,302
General and administrative expenses	530,505	1,425,807	1,096,160
Loss on disposing assets	-	1,359	913

Income from operations	1,080,230	6,895,560	9,295,427

Interest income (expense), net	(4,267)	(22,459)	45,710
Investment loss	-	-	(7,405)
Other income	23,732	5,343	48,252

Income before income taxes	1,099,695	6,878,444	9,381,984

Income tax provision	54,055	258,887	532,927

Net income	$1,045,640	$6,619,557	$8,849,057

Other comprehensive income :
Net income	$1,045,640	$6,619,557	$8,849,057
Translation adjustment	364	1,444	157,018

Comprehensive income	$1,046,004	$6,621,001	$9,006,075

See accompanying notes to financial statements.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In US Dollars)

			Additional			Accumulated
	Common Stock		Paid-in	Appropriated	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Earnings	Income (Loss)	Total

Balance at January 1, 2003	12,803,339	$128,033	$36,970	$18,700	$2,632,355	$657	$2,816,715

Capital infused	-	-	142,000	-	-	-	142,000

Retained earnings converted to capital	-	-	347,400	-	(347,400)	-	-

Appropriation	-	-	-	11,486	(11,486)	-	-

Dividends paid	-	-	-	-	(2,650,956)	-	(2,650,956)

Net income for the year	-	-	-	-	1,045,640	-	1,045,640

Translation adjustments	-	-	-	-	-	364	364

Balance at December 31, 2003	12,803,339	128,033	526,370	30,186	668,153	1,021	1,353,763

Appropriation	-	-	-	103,321	(103,321)	-	-

Net income for the period	-	-	-	-	6,619,557	-	6,619,557

Translation adjustment	-	-	-	-	-	1,444	1,444

Balance at December 31, 2004	12,803,339	128,033	526,370	133,507	7,184,389	2,465	7,974,764

Retained earnings converted to capital	-	-	1,236,445	-	(1,236,445)	-	-

Appropriation	-	-	-	368,326	(368,326)	-	-

Dividends declared	-	-	-	-	(2,100,000)	-	(2,100,000)

Net income for the year (restated)	-	-	-	-	8,849,057	-	8,849,057

Translation adjustment	-	-	-	-	-	157,018	157,018

Balance as of December 31, 2005	12,803,339	$128,033	$1,762,815	$501,833	$12,328,675	$159,483	$14,880,839

See accompanying notes to financial statements

DIGUANG INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Years Ended December 31,
	2003	2004	2005
		(Restated)	(Restated)
Cash flows from operating activities:
Net income	$1,045,640	$6,619,557	$8,849,057
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	53,390	85,393	253,822
Bad debts allowance	-	459,847	32,061
Loss on disposing assets	-	1,359	913
Changes in operating assets and liabilities:
Accounts receivable	(441,026)	(2,297,522)	(1,306,417)
Inventory	(2,043,327)	1,229,532	(1,777,958)
Other receivable	(79,944)	(885,952)	(213,797)
Prepayment and other assets	(150,444)	(247,987)	46,331
Accounts payable	1,149,808	385,614	3,066,304
Accruals and other payable	300,842	(752,432)	261,875
Advance from customers	(95,998)	102,474	19,196
Taxes payable	42,909	167,388	347,510

Net cash provided by (used in) operating activities	(218,150)	4,867,271	9,578,897

Cash flows from investing activities:
Purchase of fixed assets	(178,196)	(159,686)	(1,843,338)
Additions to short term deposits	-	(290,752)	(765,370)
Due from related parties	(98,223)	-	(721,928)
Deposit for purchasing office space	-	-	(96,659)

Net cash used in investing activities	(276,419)	(450,438)	(3,427,295)

Cash flows from financing activities:
Due to related parties	2,046,639	(306,565)	(1,011,142)
Dividend paid	(2,650,956)	-	-
Capital infused	142,000	-	-
Deferred offering expense	-	-	(25,718)
Proceeds from (payments to) short-term bank loans	(165,459)	-	-
Proceeds from (payments to) a long-term bank loan	483,284	-	(470,941)

Net cash used in financing activities	(144,492)	(306,565)	(1,507,801)

Effect of changes in foreign exchange rates	364	1,457	58,009

Net increase (decrease) in cash and cash equivalents	(638,697)	4,111,725	4,701,810

Cash and cash equivalents, beginning of year	1,879,730	1,241,033	5,352,758

Cash and cash equivalents, end of year	$1,241,033	$5,352,758	$10,054,568

See accompanying notes to financial statements.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 1 ─ ORGANIZATION AND BUSINESS BACKGROUND

Diguang International Holdings Limited (the Company) was established under the law of British Virgin Islands on July 27, 2004 by two Chinese owners for the purpose to hold the equity interest in the following entities:

•	Shenzhen Diguang Electronics Co., Ltd. (a China based entity);
•	Well Planner Limited (a Hong Kong based entity); and
•	Diguang Science and Technology (HK) Limited (a British Virgin Islands based entity).

Shenzhen Diguang Electronics Co. Ltd. (Diguang Electronics) was established as an equity joint venture in Shenzhen under the laws of the People’s Republic of China (PRC) on January 9, 1996 with the original registered capital of RMB1,380,000 and an operating life of 20 years starting on that date. Diguang Electronic was originally owned by the three corporate entities (Shenzhen Diguang Engine and Equipment Co., Ltd. which is wholly owned by two Chinese citizens, accounting for 13.8%; Shenzhen Jingfang Machinery and Electric Co., Ltd. accounting for 39%; and Cinema Systems Inc. accounting for 47.2%, a US entity which is the agent of the aforementioned two Chinese citizens). On July 22, 2003, the Board of Diguang Electronics resolved that Shenzhen Diguang Engine and Equipment bought out Shenzhen Jingfang Machinery and Electric’s equity interest at its carrying value. On September 8, 2003, the Board of Diguang Electronics resolved to increase the registered capital to RMB5 million by transferring retained earnings into capital in line with Chinese laws and by infusing capital of $142,000 from Well Planner accounting for 23.4% out of the above RMB5 million and became a new investor at this equity joint venture. On December 24, 2003, $142,000 was infused by Well Planner into Diguang Electronics and the other two investors converted their shares of retained earnings approximately $297,400 into registered capital based on the board resolution. After changing the registration with State Administration Bureau of Industry and Commerce, the aforementioned two Chinese citizens became the ultimate owners of this equity joint venture in fact as they own the 100% of Diguang Engine and Equipment and Well Planner and Cinema Systems, Inc. is their representative. Therefore, Diguang Electronics was deemed under the common control by these two Chinese citizens. Diguang Electronics designs, develops and manufactures LED and CCFL backlight units. These backlight units are essential components used in illuminating display panels such as TFT-LCD and color STN-LCD panels. These display panels are used in products such as mobile phones, PDAs, digital cameras, liquid crystal computer or television displays and other household and industrial electronic devices. Diguang Electronics’ customers are located in both China and overseas.

Well Planner Limited (Well Planner) was established under the laws of Hong Kong Special Administrative Region on April 20, 2001 and wholly owned by the aforementioned two Chinese citizens who are also the ultimate owners of Diguang Electronics and has been doing business in custom forwarding related to export and import activities conducted by Diguang Electronics for a service fee based on a service agreement, pursuant to which service fees should not be less than 2% of the goods Well Planner has sold. However, Well Planner sells only to Diguang Science and Technology (HK) Limited. In essence, Well Planner is a pass-through entity among all three entities.

Diguang Science and Technology (HK) Limited (Diguang Technology) was established under the laws of British Virgin Islands on August 28, 2003 and owned by two Chinese citizens who are also the ultimate owners of Diguang Electronics. The business predecessor of Diguang Technology was an unlimited liability company, namely Diguang Electronics (Hong Kong) Co. (Diguang Electronics (HK)), which was established under Hong Kong laws on October 12, 1998 and owned by the same two Chinese citizens. Diguang Electronics (HK) had conducted business in distributing Diguang Electronics’ products and purchase electronic components and raw materials for Diguang Electronics’ operations. On October 31, 2003, all of the substantial businesses at Diguang Electronics (HK) were transferred to Cheer Top Capital, a company incorporated in British Virgin Islands, which was bought by the two Chinese citizens and the name was changed to Diguang Science and Technology (HK) Limited in June 2004. After businesses transferred, a dividend of approximately $2,650,956 was distributed.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 1 ─ ORGANIZATION AND BUSINESS BACKGROUND (Continued)

Currently, Diguang Technology has handled all sales to international customers and procurement of electronic components and materials for Diguang Electronics.

On January 8, 2005, the aforementioned two Chinese owners transferred their interest in the Company to Sino Olympics Industrial Limited, which is also a British Virgin Islands based company. On January 26, 2005, the aforementioned two Chinese owners transferred their interest in Diguang Electronics into the Company. Pursuant to a signed reorganization agreement dated June 15, 2005, the two Chinese owners of Well Planner and Diguang Technology transferred their interest in the above two entities to the Company. Because of the facts that the ultimate owners of all four entities are the same two Chinese citizens (who are brothers) and that these two Chinese citizens own the identical percentage of interest in each entity, these four entities are deemed under the common control. Therefore, the Company has recorded all the assets and liabilities transferred at their carrying amounts in the accounts of three respective entities at the date of transfer under the guidance of SFAS No. 141, Appendix D. The effective date for this reorganization is June 30, 2005. Consequently, the above three entities became wholly owned subsidiaries of the Company. As a result of exchanging the ownership between the Company and above three entities, the consolidated financial statements of above three entities become the historical financial statements of the Company.

The Company revised the accounting for certain parts of deferred offering expenses. Of the previously reported deferred offering expenses of $310,718, the $285,000 were expensed in year ended December 31, 2005 after revision.

NOTE 2 ─ SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

The financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. All of the consolidated financial statements have been prepared based on generally accepted accounting principles in the United States

Foreign Currency Translations and Transactions

The Renminbi (“RMB”), the national currency of PRC, is the primary currency of the economic environment in which the operations of Diguang Electronics are conducted. Hong Kong dollars is the primary currency of the economic environment in which the operations of Well Planner are conducted. U.S dollar is the functional currency in which Diguang Technology recorded all its activities. The Company uses the United States dollar (“U.S. dollars”) for financial reporting purposes.

The Company translates two subsidiaries’ assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of income is translated at average rate during the reporting period. Adjustments resulting from the translation of subsidiaries’ financial statements from the functional currency into U.S. dollars are recorded in stockholders' equity as part of accumulated comprehensive income (loss) - translation adjustments. Gains or losses resulting from transactions in currencies other than functional currency are reflected in the statements of income for the reporting periods.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 2 ─ SUMMARY OF ACCOUNTING POLICIES (Continued)

Revenue Recognition

Revenue generated from sales of backlight units is recognized when persuasive evidence of an arrangement exists, delivery of the products has occurred, customer acceptance has been obtained, which means the significant risks and rewards of the ownership have been transferred to the customer, the price is fixed or determinable and collectibility is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents.

Short Term Deposits

Short term deposits consist of certificates of deposit having maturity of one to twelve months. These short term deposits are renewable when they mature and interest rates are subject to change in line with the market interest rates available when they are renewed.

Account Receivable and Concentration of Credit Risk

During the normal course of business, the Company extends unsecured credit to its customers. Typically credit terms require payment to be made within 90 days of the invoice date. The Company does not require collateral from its customers. The Company maintains its cash accounts at credit worthy financial institutions.

The Company regularly evaluates and monitors the creditworthiness of each customer on a case-by-case basis. The Company includes any accounts balances that are determined to be uncollectible in the allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, the Company believes that its allowance for doubtful accounts as of December 31, 2003, 2004 and 2005 was adequate, respectively. However, actual write-off might exceed the recorded allowance.

The following table presents allowance activities in accounts receivable.

	December 31,
	2004	2005

Beginning balance	$-	$459,847
Additions charged to expense	459,847	32,061
Write-off	-	-
Recovery	-	-

Ending balance	$459,847	$491,908

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 2 ─ SUMMARY OF ACCOUNTING POLICIES (Continued)

Inventories

Inventories are composed of raw materials and components, work in progress, and finished goods, all of which are related to backlight products. Inventories are valued at the lower of cost (based on weighted average method) or the market.

Property and equipment

Properties and equipment are recorded at cost and are stated net of accumulated depreciation. Depreciation is determined using the straight-line method over the shorter of either the estimated useful lives or the remaining contractual life related to leasehold improvements, as follows:

Machinery and equipment	5-10 years
Furniture and office equipment	5 years
Accounting Software	2 years
Vehicles	5-10 years
Software	2-5 years
Leasehold improvement	5 years

Maintenance and repairs are charged directly to expense as incurred, whereas betterment and renewals are generally capitalized in their respective property accounts. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized and reflected as an item before operating income (loss).

Impairment of Long-Lived Assets

The Company adopts the provisions of Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No.144”). SFAS No.144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. There was no impairment of long-lived assets in the years ended December 31, 2003, 2004 and 2005.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, other receivables, advance to vendor, accounts payable and accrued liabilities are reasonable estimates of their fair value because of the short maturity of these items. The fair value of amount due from/to related parties and stockholders are reasonable estimate of their fair value as the amount will be collected and paid off in a period less than one year.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 2 ─ SUMMARY OF ACCOUNTING POLICIES (Continued)

Value Added Tax

Diguang Electronic is subject to value added tax (VAT) imposed by PRC government on its domestic product sales. VAT rate for the Company is 17%. The input VAT can be offset against the output VAT. VAT payable or receivable balance presented on the Company’s balance sheets represents either the input VAT less than or larger than the output VAT. The debit balance represents a credit against future collection of output VAT instead of a receivable.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires an entity to recognize deferred tax liabilities and assets. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

Diguang Electronics is registered at Shenzhen and subject to a favorable income tax rate at 15% comparing to a statutory income tax rate of 33% (30% for the central government and 3% for the local government) under the current tax laws of PRC because Shenzhen is a special zone designated by Chinese central government to attract foreign investments. Diguang Electronics has been deemed as a high-tech company by Shenzhen Bureau of Science, Technology & Information. Under this category, Diguang Electronics has been entitled to enjoy a 100% exemption of corporate income tax for the first two years from the first profit-making year (years ended December 31, 1999 and 2000) and a 50% exemption of corporate income tax for the following three years (years ended December 31, 2001, 2002 and 2003) in accordance with the preferential rules approved by Shenzhen local tax authority on August 2, 1999. Also being recognized by relevant government agencies as a high-tech company in June 2003, Diguang Electronics has been granted a 50% exemption of corporate income tax for additional three years after the previous tax preferential period ended on December 31, 2003. However, in accordance with the Rules for the Implementation of the Income Tax law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises prescribed by the central government, the minimum corporate income tax rate should be 10% within the three years ended December 31, 2004, 2005, and 2006. The Company recorded the income tax provision based on 10% of corporate income tax rate for the years ended December 31, 2004 and 2005 considering that the difference between the 7.5% rate implemented by the local tax authority and the 10% rate in terms of the rules prescribed by the central government should be recognized as income tax payable for conservative consideration.

Well Planner is subject to corporate income tax under Hong Kong Inland Revenue jurisdiction. However, Well Planner does not have Hong Kong sourced income. In accordance with Hong Kong tax regulation, Well Planner has not been taxed since its inception.

There is no income tax for the companies domiciled in BVI. Accordingly, the Company’s financial statements do not present any income tax provision related to British Virgin Islands tax jurisdiction.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 2 ─ SUMMARY OF ACCOUNTING POLICIES (Continued)

Because the consolidated financial statements were based on the respective entities’ historical financial statements, the effective income tax rate for the periods reported only represent the effect of actual income tax provisions incurred in Diguang Electronics.

At December 31, 2004 and December 31, 2005, the allowance for doubtful accounts at Diguang Electronics was $9,718 and $41,779, respectively. The remaining balance of $450,129 and $450,129 of the allowance for doubtful accounts at December 31, 2004 and 2005, respectively, was of Diguang Technology, which is not subject to any corporate income tax. Because Diguang Electronics is the only entity which will be subject to corporate income tax at a rate of 10%, the impact of deferred tax assets arising from the allowance for doubtful accounts at Diguang Electronic level at December 31, 2004 and 2005, respectively, was minimal. Except this minimal impact of deferred tax assets, the Company did not have any other temporary differences which would have given rise to deferred income tax assets and liabilities. Accordingly, the Company did not provide the disclosure of deferred tax assets and liabilities for the periods reported.

Research and Development

Research and development costs are expensed as incurred. Research and development expense for new product development and improvements of existing products by the Company incurred for the years ended December 31, 2003, 2004 and 2005 were $290,983, $802,511 and $869,792, respectively. After offsetting against the government subsidies, which were specified for supporting research and development effort via value added tax refund, the net research and development expenses for the fiscal years ended December 31, 2003, 2004 and 2005 were $261,710, $802,511 and $727,302, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Appropriations to Statutory Reserve

Under the corporate law and relevant regulations in China, the subsidiary of the Company located in the mainland China (Diguang Electronics) is required to appropriate a portion of its retained earnings to statutory reserve. It is required to appropriate 15% of its annual after-tax income each year to statutory reserve until the statutory reserve balance reaches 50% of the registered capital. In general, the statutory reserve shall not be used for dividend distribution purpose.

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”), issued by the Financial Accounting Standards Board (“FASB”). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of income and comprehensive income. Comprehensive income (loss) is comprised of net income and all changes to stockholders’ equity except those due to investments by owners and distributions to owners.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 2 ─ SUMMARY OF ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Accounting Standards No. 151, “Inventory Costs, An Amendment of ARB No. 43, Chapter 4” (SFAS No. 151). SFAS No. 151 eliminates the “so abnormal” criterion in ARB No. 43 “Inventory Pricing.” SFAS No. 151 no longer permits a company to capitalize inventory costs on their balance sheets when the production defect rate varies significantly from the expected rate. SFAS No. 151 reduces the differences between U.S. and international accounting standards. SFAS No. 151 is effective for inventory costs incurred during annual periods beginning after June 15, 2005. The Company does not believe that this pronouncement will have a material effect on the Company’s financial position and net income.

In December 2004, the FASB issued the Statement of Financial Account Standards No. 153, “Exchange of Non-monetary Assets, An Amendment of APB Opinion No. 29” (SFAS No. 153). SFAS No 153 addresses the measurement of exchanges of non-monetary assets. SFAS No. 153 eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Non-monetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 shall be effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The Company does not believe that this pronouncement will have a material effect on the Company’s financial position and net income.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections, a Replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements.” (SFAS No. 154). SFAS No. 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS No. 154 generally requires retrospective application to the prior period financial statements of voluntary changes in accounting principles. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. However, SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements. The Company does not believe the adoption of SFAS No. 154 will have a material effect on its results of operations or financial condition.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 3 ─ INVENTORIES

Inventories consisted of the following:

	December 31,
	2004	2005

Raw materials	$940,773	$1,823,996
Work in progress	49,011	78,752
Finished goods	634,965	1,544,348

	$1,624,749	$3,447,096

NOTE 4 ─ PROPERTY AND EQUIPMENT

A summary of property and equipment at cost is as follows:

	December 31,
	2004	2005

Machinery	$515,090	$1,577,166
Office equipment	80,146	470,086
Vehicles	102,065	144,995
Software	8,687	27,124
Leasehold improvement	-	373,427

	705,988	2,592,798
Accumulated depreciation	(214,886)	(472,905)

	$491,102	$2,119,893

The depreciation and amortization for the years ended December 31, 2003, 2004 and 2005, were $53,390, $85,393 and $253,822, respectively.

Pursuant to the board resolution of Diguang Electronics dated December 12, 2005, it was resolved that Diguang Electronics will acquire office space about 1,220 square meters in Shenzhen at a total estimated cost of RMB 15,369,877 (equivalent of $1,904,522). The Company has put down a deposit of RMB800,000 (equivalent of $99,130) in December 2005.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 5 ─ RELATED PARTY TRANSACTIONS

Related Party Relationships

Name of Related Parties	Relationship with the Company

Sino Olympics Industrial Limited	The Company’s 100% stockholder
Mr. Yi Song	The ultimate stockholder of the Company
Mr. Hong Song	The ultimate stockholder of the Company
Shenzhen Diguang Engine & Equipment Co., Ltd. (a China based entity)	80% owned by Mr. Yi Song and 20% owned by Mr. Hong Song
Cinema Systems Inc. (a US entity)	The representative of Mr. Yi Song and Mr. Hong Song
Dongguan Diguang Electronic Science and Technology Co., Ltd. (a China based entity from which Diguang Electronics has rented the plant.)	92% owned by Sino Olympics since March 31, 2006 and 8% owned by Shenzhen Diguang Engine & Equipment Co., Ltd.

On December 20, 2004, Diguang Electronics entered into a lease agreement with Dongguan Diguang Electronic Science & Technology Co., Ltd., a company 92% owned by Diguang Electronics (Hong Kong) and 8% owned by Shenzhen Diguang Engine & Equipment Co., Ltd., to rent the plant with rental of RMB440,000 plus maintenance fee of RMB80,000 per month for the first two years and the subsequent rental will be subject to change in line with the market price in that time. The lease terms shall start from January 20, 2005 and expire on January 19, 2010. On February 23, 2005, both parties agreed that the rental for three months from February to April 2005 shall be waived as Diguang Electronic had to finish its interior remodeling during this period. On March 30, 2005, both parties agreed that the rental shall be RMB380,000 per month including all maintenance fee based on the prevailing market price for the similar facility to be leased in Dongguan area and that the lease terms start from February 1, 2005 to January 31, 2010. There were no other changes under the lease agreement. Based on the above amendments, the Company recorded the monthly rental of RMB361,000 on a straight-line basis.

The roll-forward details of amount due from/to related parties were summarized as follows:

Amount due from	Shenzhen Diguang Engine and Equipment Co., Ltd.	Dongguan Diguang Electronic Science and Technology Co., Ltd.	Stockholders	Total
Balance at January 1, 2004	$-	$-	$143,208	$143,208
Addition	-	-	499,364	499,364

Balance at December 31, 2004	-	-	642,572	642,572

Additions	21,538	-	644,734	644,734
Payments received	-	-	(148,672)	(148,672)
Additions	-	-	849,062	849,062
Translation adjustment	-	-	1,164	1,164
Offset by dividends declared	-	-	(1,988,860)	(1,988,860)

Balance at December 31, 2005	$21,538	$-	$-	$21,538

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 5 ─ RELATED PARTY TRANSACTIONS (Continued)

Amount due to	Shenzhen Diguang Engine and Equipment Co., Ltd	Dongguan Diguang Electronic Science and Technology Co., Ltd.	Stockholders	Total
Balance at January 1,2004	$651,325	$-	$2,090,447	$2,741,772

Addition	191,934	-	-	191,934
Cash payments made	-	-	(1,920,226)	(1,920,226)

Balance at December 31, 2004	843,259	-	170,221	1,013,480

Addition	359,070	-	-	359,070
Rental	-	467,571	-	467,571
Cash payments made	(1,221,546)	(332,470)	(170,221)	(1,724,237)
Translation adjustment	21,556	-	-	21,556

Balance at December 31, 2005	$2,339	$135,101	$-	$137,440

Transactions in 2004

Stockholders

Diguang Electronic (HK) is an unlimited liability company that is 80% owned by Yi Song and 20% owned by Hong Song (collectively referred to herein as the “Song brothers”). Diguang Science and Technology is also owned by the Song brothers. In November 2003, as a result of a restructuring, Diguang Electronic (HK) transferred its backlight business to Diguang Science and Technology on a predecessor basis because these two entities were under the common control of Song brothers. As those two entities were owned by the Song brothers, no consideration was paid. Since then, Diguang Electronic (HK) did not conduct this business any more. However, some sales and purchase contracts were originally entered into by Diguang Electronic (HK). Therefore, Diguang Electronic (HK) still collected payments from the outstanding accounts receivable and made payments for the outstanding accounts payable based on the contracts entered by Diguang Electronic (HK) regarding the backlight business on behalf of Diguang Science and Technology (HK) Ltd. After collection and repayment, the remaining proceeds were transferred to Diguang Science and Technology (HK) Ltd. Since Diguang Electronic (HK) was also owned by the Song brothers, the funds collected and paid were presented as amount due from/to stockholders on the books of Diguang Science and Technology (HK) Ltd. On January 1, 2004, the opening balance of amount due from stockholders was US$143,208. During the year ended December 31, 2004, the amount collected by Diguang Electronic (HK) on behalf of Diguang Science and Technology (HK) Ltd. was $499,364, resulting in the balance of amount due from stockholders of $642,572.

Similarly, on January 1, 2004, the opening balance of amount due to stockholders was $2,090,447. On behalf of Diguang Science and Technology, Diguang Electronic (HK) also made payments on behalf of Diguang Science and Technology. On January 2004, the opening balance of amount due to stockholders was US$2,090,447. During the year ended December 31, 2004, Diguang Electronics (HK) made payment of $1,421,725 on behalf of Diguang Science & Technology and the company made payments of $489,499 to stockholders, resulting in the amount due to stockholders of $170,221 at December 31, 2004.

Shenzhen Diguang Engine & Equipment Co., Ltd.

Shenzhen Diguang Engine & Equipment Co., Ltd. is owned by the Song brothers (at 80% and 20% ratio.) and was a related party of Shenzhen Diguang Electronics. On January 1, 2004, the opening balance of amount due to Shenzhen Diguang Engine & Equipment Co., Ltd. was $651,325. During the year ended December 31, 2004, Shenzhen Diguang Electronics incurred additional payable of $191,934 to Shenzhen Diguang Engine and Equipment for financing purpose, resulting in a balance of $843,259 at December 31, 2004.

Transactions in 2005

Stockholders

The transactions between Diguang Electronic (HK) and Diguang Science and Technology were continued in early 2005. During the year ended December 31, 2005, Diguang Electronic (HK) collected $664,734 on behalf of Diguang Science and Technology. The stockholders used cash of $849,062 owned by Diguang Science and Technology (HK) Ltd. and made a payment of $148,672, the net cash disbursement was approximately $700,390.

In July 2005, the Chinese government adjusted exchange rate between RMB and US dollar resulting in certain translation adjustment. During the year ended December 31, 2005 the translation adjustment of $1,164 was allocated to amount due from stockholders.

In order to clear the outstanding balance of amount due from stockholders before becoming a public company through recapitalization and reorganization with a shell company, the Board of Diguang Science and Technology (HK) Ltd. resolved to declare dividends of $2,100,000 to two stockholders on December 12, 2005, of which $1,988,860 was used to offset the outstanding balance of amount due from stockholders, the remaining $111,140 was presented as dividends payable as of December 31, 2005, which was paid during the first quarter of 2006. After the offset, there was no outstanding balance of amount due from stockholders at December 31, 2005.

In addition, Diguang Science and Technology made payment of $170, 221 to stockholders during 2005 to clear the outstanding balance of amount due to stockholder as of December 31, 2005.

Shenzhen Diguang Engine & Equipment Co., Ltd

During December 2005, Shenzhen Diguang Electronics purchased certain equipment on behalf of Diguang Engine & Equipment totaling $21,538, which was outstanding as of December 31, 2005 and collected during the first quarter of 2006.

On the other side, Shenzhen Diguang Electronics used the fund of $359,070 from Shenzhen Diguang Engine and Equipment during the year ended December 31, 2005. In order to clear the outstanding related party accounts before becoming a public company through recapitalization and reorganization with a shell company, Shenzhen Diguang Electronics made a payment of $1,221,546 during the year ended December 31, 2005, resulting in a balance of $2,339 at December 31, 2005. During the year ended December 31, 2005, translation adjustment of $21,556 was allocated to amount due to Shenzhen Diguang Engine and Equipment. For cash flow purpose, the net payments to amount due to Diguang Engine and Equipment were approximately $840,920.

Dongguan Diguang Electronic Science and Technology Co., Ltd.

The Song brothers built a facility in Dongguan City, Guangdong province in early 2005 under the name of Dongguan Diguang Electronic Science and Technology Co., Ltd. and decided to move the manufacturing activities of Shenzhen Diguang Electronics to this facility.

According to the lease agreement between Shenzhen Diguang Electronics and Dongguan Diguang Electronic Science & Technology Co., Ltd., dated March 30, 2005, Diguang Electronics agreed to pay the rental of RMB380,000 (approximately $46,000) per month including all maintenance fees based on the prevailing market price for a similar facility to be leased in Dongguan area and that the lease terms start from February 1, 2005 to January 31, 2010, and both parties agreed that the rental for three months from February to April 2005 would be waived as Shenzhen Diguang Electronics had to finish its interior remodeling during this period. Based on the above agreement, Shenzhen Diguang Electronics recorded amount of $467,571 due to Dongguan Diguang Electronic Science and Technology Co., Ltd and made payment of $332,470 during the year ended December 31, 2005, resulting in a balance of $135,101 as of December 31, 2005. For cash flow purposes, the net amount of $135,101 was included in operating activities considering that the nature of rental expense was part of operating activities.

Correction of Error in Reporting Related Party Transactions in the Statements of Cash Flows

The consolidated statements of cash flows for the years ended December 31, 2004 and 2005 have been restated for a correction of an error in the classification of transactions involving certain of the Company’s related party receivables and payables. Although on an overall basis the corrections did not change the beginning or ending balances of cash and cash equivalents, the previous classifications did result in the amounts previously reported as cash flows provided by or used in operating, investing and financing activities as being in error.

A reconciliation between amounts presented in the restated consolidated statements of cash flows and amounts previously disclosed is as follows:

	December 31,
	2004	2005

Net cash provided by operating activities, as previously reported	$6,788,360	10,508,631
Correction of related party cash flows and offering expenses	(1,921,089)	(929,734)
Net cash provided by operating activities, as corrected	4,867,271	9,578,897

Net cash used in investing activities, as previously reported	(949,802)	(4,072,029)
Correction of related party cash flows	499,364	644,734
Net cash used in investing activities, as corrected	(450,438)	(3,427,295)

Net cash used in financing activities, as previously reported	(1,728,290)	(1,792,801)
Correction of related party cash flows and offering expenses	1,421,725	285,000
Net cash used in financing activities, as corrected	(306,565)	(1,507,801)

NOTE 6 ─ BANK LOANS

Bank loan is summarized as follows:
	December 31,
	2004	2005

RMB-denominated loan (RMB4,000,000) from a commercial bank, maturing on October 28, 2005, bearing interest at a fixed interest rate of 5.49% which is only adjusted when the People’ Bank of China, central bank, adjusted the interest, collateralized by a certificate of deposit of $400,000 in the bank and owners’ personal property	$483,296	$-

NOTE 7 ─ INCOME TAXES

The income before income taxes in 2003, 2004 and 2005, respectively, was as follows:

	Years Ended December 31,
	2003	2004	2005

Income in Diguang Technology before income taxes	$359,827	$3,824,816	$4,088,391
Income in Well Planner before income taxes	24,456	464,755	249,327
Income in Diguang Electronics before income taxes	715,412	2,588,873	5,329,266

	$1,099,695	$6,878,444	$9,666,984

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 7 ─ INCOME TAXES (Continued)

The income tax provision was as follows:

	Years Ended December 31,
	2003	2004	2005
Current:
China	$54,055	$258,887	$532,927

Deferred:	-	-	-

	$54,055	$258,887	$532,927

The difference between the effective income tax rate and the expected federal statutory rate was as follows:

	Years Ended December 31,
	2003	2004	2005

Statutory rate	33.0%	33.0%	33.0%
Income tax rate reduction	(25.4)	(23.0)	(23.0)
Permanent differences	(3.3)	0.1	(0.0)
Other	0.6	(6.3)	(4.5)

Effective income tax rate	4.9%	3.8%	5.5%

NOTE 8 ─ EQUITY TRANSACTIONS

On September 8, 2003, the Board of Diguang Electronics resolved to increase the registered capital to RMB5 million by transferring retained earnings into capital and by infusing capital of $142,000 from Well Planner accounting for 23.4% out of the above RMB5 million and became a new investor at this equity joint venture.

On December 24, 2003, Well Planner infused $142,000 into Diguang Electronics and the other two investors converted their shares of retained earnings approximately $297,400 into registered capital, which was a non-cash transaction for cash flow statement purpose. The increase in capital was substantiated by a capital verification report rendered by an independent CPA firm in China on May 31, 2004 and approved by Shenzhen office of State Administration Bureau of Industry and Commerce on June 15, 2004.

On November 1, 2003, all of the backlight businesses in Diguang Electronics (HK) were transferred to Diguang Technology (a BVI company). After business transferred, a dividend of approximately $2,650,956 was distributed and a portion of retained earnings, $50,000, was converted into capital of Diguang Technology, which was deemed a non-cash transaction for cash flow statement purpose.

Under China laws and regulation, Diguang Electronics is required to appropriate a portion of its retained earning to a general reserve, which cannot be used for dividend distribution purpose. In the years ended December 31, 2003, 2004 and 2005, the appropriation was $11,486, $103,321 and $368,326, respectively, which was deemed a non-cash transaction for cash flow statement purpose.

On October 8, 2005, Diguang Electronics converted its retained earnings of RMB10 million (equivalent $1,236,445) into the registered capital resulting in a total registered capital amounting RMB15 million (equivalent $1,840,845), which was approved by relevant government agency and verified by a CPA firm, and was deemed a non-cash transaction for cash flow reporting purpose.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 8 ─ EQUITY TRANSACTIONS (Continued)

On December 12, 2005, the Board of Diguang Technology resolved to declare dividend of $2.1 million from its retained earnings to Sino Olympics Industrial Limited. According to the board resolution, Sino Olympics Industrial Limited will receive the only payment of approximately $111,140 at the end of February 2006, after netting of amount of $1,988,860 of due from related parties, which was a non-cash transaction for cash flow statement purpose.

NOTE 9 ─ COMMITMENTS AND CONTINGENCIES

Operating Leases

Diguang Electronics leases its plant and office from a local customer - Tianma Microelectronic Co., Ltd. (“TMCL”) since May 1, 2000. The lease term was from May 1, 2000 to April 30, 2003 with a monthly rental of RMB23,061 (approximately $2,786) for both office space and production facility. After that lease terminated, the next lease was signed with Tianma Microelectronic Co., Ltd. on an annual basis and renewable upon Diguang Electronics’ request. The newest leasing period is from February 1, 2005 to January 31, 2006 which is for the office space only with a monthly rental of RMB15,039 plus maintenance fee of RMB 1,504 (approximately $1,999). The lease for production facility was terminated on April 30, 2005 with a monthly rental RMB32,388 (approximately $3,913).

On December 20, 2004, Diguang Electronics entered into a lease agreement with Dongguan Diguang Electronic Science & Technology Ltd., a company 92% owned by Diguang Electronics (Hong Kong) and 8% owned by Shenzhen Diguang Engine & Equipment Co., Ltd., to rent the plant with rental of RMB440,000 plus maintenance fee of RMB80,000 per month for the first two years and the subsequent rental will be subject to change in line with the market price in that time. The lease terms shall start from January 20, 2005 and expire on January 19, 2010. On February 23, 2005, both parties agreed that the rental for three months from February to April 2005 shall be waived as Diguang Electronic had to finish its interior remodeling during this period. On March 30, 2005, both parties agreed that the rental shall be RMB380,000 per month including all maintenance fee based on the prevailing market price for the similar facility to be leased in Dongguan area and that the lease terms start from February 1, 2005 to January 31, 2010. There were no other changes under the lease agreement. Based on the above amendments, the Company recorded the monthly rental of RMB361,000 on a straight-line basis.

Both Well Planner and Diguang Technology do not have any office space leased in Hong Kong and British Virgin Islands. The rental expense for the years ended December 31, 2003, 2004 and 2005 were $189,834, $219,499 and $521,322, respectively.

Future minimum payments required under operating lease which has a remaining lease term in excess of one year at December 31, 2005 are as follows:

December 31,	Amount

2006	565,042
2007	565,042
2008	565,042
2009	565,042
2010	47,087

$2,307,255

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 10 ─ GOVERNMENT SUBSIDIES

The local government in Shenzhen provided government subsidies sourcing from the proceeds of value added tax and corporate income tax collected to encourage Diguang Electronics’ research and development effort. All subsidies were accounted for based on the hard evidence that Diguang Electronics should be entitled to receive these subsidies or that cash has been received. Government subsidies received with specification to support the research and development effort was first offset against Diguang Electronics’ research and development expense and the remaining balance, if any, together with proceeds from other subsidy programs, was recognized as other income in accordance with internationally prevailing practice. The government subsidies for the year ended December 31, 2003, 2004 and 2005 were $46,698, and $5,547 and $203,012, respectively. Certain portion of these subsidies was granted for other purposes. Therefore, these subsidies were recognized as other income.

NOTE 11 ─ SEGMENT REPORTING

The Company currently operates only in one business segment. As the Company’s major production base is in China while export revenue and net income in overseas entities accounted for a significant portion of total consolidated revenue and net income, management believes that the following tables present useful information to chief operation decision makers for measuring business performance, financing needs, and preparing corporate budget, etc.

	Years Ended December 31,
	2003	2004	2005

Sales to China domestic customers	$3,085,706	$4,667,219	$4,921,563
Sales to international customers	3,070,702	19,816,003	30,726,555

	$6,156,408	$24,483,222	$35,648,118

	Domestic	International
	Customers	Customers	Total

2003
Revenue	$3,085,706	$3,070,702	$6,156,408
Gross margin	32%	34%	33%
Receivable	799,394	2,127,795	2,927,189
Inventory	2,854,281	-	2,854,281
Property and equipment	418,168	-	418,168
Expenditures for long-lived assets	178,196	-	178,196

2004
Revenue	$4,667,219	$19,816,003	$24,483,222
Gross margin	39%	42%	41%
Receivable	1,511,062	3,253,803	4,764,865
Inventory	1,624,749	-	1,624,749
Property and equipment	491,102	-	491,102
Expenditures for long-lived assets	159,686	-	159,686

2005
Revenue	$4,921,563	$30,726,555	$35,648,118
Gross margin	32%	36%	35%
Receivable	2,006,595	4,074,832	6,081,427
Inventory	3,447,096	-	3,447,096
Property and equipment	2,119,893	-	2,119,893
Expenditures for long-lived assets	1,722,424	-	1,722,424

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 12 ─ SUPPLEMENTORY INFORMATION ABOUT CASH FLOWS

	Years Ended December 31,
Cash Paid	2003	2004	2005

Interest	$6,111	$22,552	$29,982
Income Tax	11,151	91,507	189,366

	Years Ended December 31,
Non-cash Transactions	2003	2004	2005

Due from a related party	$-	$-	$1,988,860
Dividend payable	-	-	111,140
Retained earnings	-	-	(2,100,000)
Additional paid-in capital	347,400	-	1,236,445
Appropriation	11,486	103,321	368,326
Retain Earnings	(358,886)	(103,321)	(1,604,771)

NOTE 13 ─ CONCENTRATION OF CUSTOMERS AND VENDORS

Customers and vendors who accounts for 10% or more of revenues, accounts receivable, purchases, and accounts payable are presented as follows:

		Accounts		Accounts
	Revenue	Receivable	Purchases	Payable
2003

Customer A	3%	27%	-	-

Vendor A	-	-	12%	23%
Vendor B	-	-	19%	26%
Vendor F	-	-	17%	17%

2004

Customer A	4%	13%	-	-
Customer B	3%	11%	-	-
Customer C	50%	7%	-	-

Vendor A	-	-	9%	13%
Vendor F	-	-	25%	19%

2005

Customer C	31%	6%	-	-
Customer D	6%	16%	-	-
Customer E	25%	12%	-	-

Vendor A	-	-	14%	7%
Vendor F	-	-	20%	24%

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 12 ─ SUBSEQUENT EVENT (Unaudited)

On January 10, 2006, the Company entered into a definitive Share Exchange Agreement to exchange stock with Online Processing, Inc., a public shell company established under the laws of State of Nevada. In accordance with the signed Share Exchange Agreement, the owners of the Company will own the majority of voting stock as they will receive an aggregate of 18,250,000 shares of common stock in exchange for all of the issued and outstanding capital stock of the Company.  The shares to be issued to the stockholders of the Company will be issued only to accredited investors pursuant to a claim of exemption under Section 4(2) of the Securities Act of 1933, as amended, for issuances not involving a public offering.

The closing of the Share Exchange remains contingent upon the satisfaction of certain material conditions. If the conditions to be satisfied are not fully met in a timely fashion, the above transaction may not occur. The main conditions are as follows: 1) Online Processing, Inc. will convert from a Nevada corporation into a British Virgin Islands based company simultaneously with the closing of the Share Exchange; and 2) upon the completion of a private placement, 2.4 million shares of Online Processing’s common stock should be sold at a per share price of $5.00, generating gross proceeds of $12 million.  The offering will close immediately after the closing of the Share Exchange.  The securities to be sold in the offering will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In accordance with the signed Share Exchange Agreement, the shareholder of the Company will be granted certain incentive shares if the Company (post reverse merger) meets certain financial performance criteria. The incentive shares and financial performance criteria are as follows:

	Total Incentive Shares	2006	2007	2008	2009
Sino Olympics Industries Limited	6,000,000	500,000	1,500,000	2,000,000	2,000,000
After-tax Profit Target (in million) (1)		$15.7	$22.8	$31.9	$43.1

(1)  After-tax profit targets shall be the income from operations, less taxes paid or payable with regard to such income, excluding the effect on income from operations, if any, resulting from issuance of Incentive Shares in any year. By way of example, if the Incentive Shares for 2006 are earned and issued in 2007 with an aggregate value of $7 million, and as a result the income from operations for 2007 is reduced by $7 million, the determination of whether the after-tax profit targets are hit for 2007 will be made without deducting the $7 million from income from operations.  That is, if income from operations was $20 million after the charge for issuance of the Incentive Shares, for purposes of issuance of Incentive Shares for 2007, income from operations will be deemed to be $27 million, and whether the target is hit will be determined by deducting from $27 million the amount of taxes that would have been paid or payable had income from operations actually been $27 million.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

NOTE 14 ─ SUBSEQUENT EVENT (Unaudited) (Continued)

On February 15, 2006, both parties of the above Share Exchange Agreement agreed that the above re-domiciling condition was removed and Online Processing, Inc. would continue to be a Nevada company.

In accordance with “Agreement for Sale of Stock” to be signed between and among the seller, Sino Olympics Industrial Limited (“Sino Olympics”), and the other five buyers, immediately before the closing of the aforementioned stock exchange transaction, the Buyers will acquire 701,553, 87,694, and 87,694 shares, respectively, of the Company’s 12,803,339 issued and outstanding shares in exchange for cash of $5 million, which the buyers shall have placed in an escrow account upon the signing of this Agreement and which will be released to Sino Olympics at the closing. Thereafter, the buyers will convert the aggregate total of 876,941 shares of the Company’s common stock into an aggregate total of 1,250,000 shares out of 18, 250,000 shares of Online Processing, Inc.’s common stock to be issued to the Company at the closing. The above contemplated transaction was disclosed in the revised Share Exchange Agreement dated February 28, 2006.

DIGUANG INTERNATIONAL HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

(c) Exhibits

Exhibit No.
Description

2.1	Articles of Incorporation, as amended *
10.1	Amended and Restated Share Exchange Agreement *
10.2	Employment Agreement of Yi Song *
10.3	Employment Agreement of Hong Song *
* Previous filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diguang International Development Co., Ltd.

By:	/s/ Jackie You Kazmerzak
Jackie You Kazmerzak
Chief Financial Officer